UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Flagstar Bancorp, Inc. | 2022 Proxy Statement	i

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Flagstar Bancorp, Inc. | 2022 Proxy Statement	ii

April 14, 2022
Dear Fellow Shareholders:
We invite you to attend our Annual Meeting of Shareholders of Flagstar Bancorp, Inc., to be conducted virtually, on May 24, 2022 at 9:00 a.m., Eastern Time. Many of our directors and officers, as well as representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, will be present to respond to questions.
As we have for the past several years, we are pleased to furnish our proxy materials online. As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our Proxy Statement and 2021 Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents via our website and how to request a paper copy of our proxy materials, including our Proxy Statement, Annual Report on Form 10-K, and a form of proxy card.
The Board of Directors fixed the close of business on April 1, 2022 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments of the meeting. The presence, either in person virtually or by proxy, of persons entitled to vote a majority of the outstanding shares is necessary to constitute a quorum. To ensure that your vote is recorded, please provide your vote as soon as possible, even if you plan to attend the meeting virtually. We encourage you to vote via the Internet or by telephone. You also have the option of voting by completing, signing, dating and returning the enclosed proxy card. Submitting your vote now will not affect your right to vote in person if you decide to attend the Annual Meeting.
Thank you for your continuing support.

Sincerely,
Alessandro P. DiNello
President and Chief Executive Officer

Flagstar Bancorp, Inc. | 2022 Proxy Statement	iii

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
2022 Annual Meeting Information

DATE AND TIME	9:00 a.m. Eastern Time Tuesday, May 24, 2022
ACCESS*	Our Annual Meeting can be accessed virtually via the Internet at:
www.virtualshareholdermeeting.com/FBC2022

To participate (e.g., submit questions and/or vote), you will need the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate. Shareholders will be afforded the same rights and opportunities to participate in the virtual meetings as they would at an in-person meeting.
RECORD DATE
April 1, 2022

The close of business on the record date is when it is determined which of our shareholders are entitled to notice of and to vote at our 2022 Annual Meeting of Shareholders, or any adjournments or postponements thereof.

*For the safety of our people, including our shareholders, we have determined that the 2022 Annual Meeting will be conducted in a virtual meeting format only. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions by visiting www.virtualshareholdermeeting.com/FBC2022. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials.
Matters to be Voted on at our 2022 Annual Meeting

		BOARD RECOMMENDATION	PAGE
Proposal 1	Election of Directors	FOR each Director Nominee	9
Proposal 2	Ratification of PwC as our Independent Registered Public Accounting Firm for 2022	FOR	26
Proposal 3	An Advisory Vote to Approve NEO Compensation (Say on Pay)	FOR	29
We will also transact such other business as may properly come before our 2022 Annual Meeting of Shareholders.

Your vote is important to us. Please exercise your shareholder right to vote.

By Order of the Board of Directors,

Christine M. Reid
Secretary
April 14, 2022

Important Notice Regarding the Availability of Proxy Materials for our Annual Shareholder Meeting to be conducted on May 24, 2022. The Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Annual Meeting, as well as the 2021 Annual Report on Form 10-K, are available at flagstar.com/proxy. We have elected to provide access to our proxy materials to our shareholders via the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials has been mailed to our shareholders. Shareholders have the ability to access the proxy materials at flagstar.com/proxy or request that a printed set of the proxy materials be sent to them by following the instructions set forth on the Notice of Internet Availability of Proxy Materials. Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials. This means that only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple shareholders in the same house. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate copy of our proxy materials to each shareholder that makes a request using the procedure set forth on the Notice of Internet Availability of Proxy Materials. These materials are first being made available to shareholders beginning on or about April 14, 2022.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	iv

Table of Contents	RECOMMENDATIONS ✓ ✗

Notice of Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .	iv	Proposal 3 (continued)
Information About the Annual Shareholder Meeting . . . . . . .	1	Shareholder Engagement . . . . . . . . . . . . . . . . . . . . . . . . . .	32
Management's Assessment of 2021 Performance . . . . . . .	4	Our Approach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	32
Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7	Say on Pay & Shareholder Results . . . . . . . . . . . . . . . .	32
Corporate Governance		Environmental, Social, and Governance Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	33
Proposal 1 - Election of Directors . . . . . . . . . . . . . . . . . .	✓	Human Capital Management . . . . . . . . . . . . . . . . . . . . .	33
Director Nominee Highlights . . . . . . . . . . . . . . . . . . . . . . . .	9	Environmental . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	36
Director Nominees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10	Community Reinvestment . . . . . . . . . . . . . . . . . . . . . . .	36
Corporate Governance . . . . . . . . . . . . . . . . . . . . . . . . . . . .	16	Flagstar Foundation . . . . . . . . . . . . . . . . . . . . . . . . . . . .	37
Independence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	16	2021 Executive Compensation Decisions . . . . . . . . . . . . . .	38
Board and Committees . . . . . . . . . . . . . . . . . . . . . . . . .	17	Peer Group Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . .	38
Audit Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	18	Risk Assessment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	38
Compensation Committee . . . . . . . . . . . . . . . . . . . . . .	18	Tax and Accounting Implications . . . . . . . . . . . . . . . . . .	39
Executive Committee . . . . . . . . . . . . . . . . . . . . . . . . .	18	Independent Compensation Consultant . . . . . . . . . . . . .	39
Nominating/Governance & Social Responsibility Committee . . . . . .	19	Elements of 2021 NEO Compensation . . . . . . . . . . . . . . . .	40
Risk Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	20	Fixed Compensation . . . . . . . . . . . . . . . . . . . . . . . . . .	40
Technology Committee . . . . . . . . . . . . . . . . . . . . . . . .	20	Variable Compensation . . . . . . . . . . . . . . . . . . . . . . . . .	40
Executive Sessions of Non-Employee Directors . . . . . .	20	Other Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	44
Board Leadership Structure . . . . . . . . . . . . . . . . . . . . . .	21	Claw Back Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	44
Risk Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	21	Director and Executive Officer Stock Ownership Guidelines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	44
Director Compensation . . . . . . . . . . . . . . . . . . . . . . . . .	21	Compensation Committee Report . . . . . . . . . . . . . . . . . . . .	45
Code of Ethics and Conduct . . . . . . . . . . . . . . . . . . . . . .	22	Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . .	46
Shareholder Nominations . . . . . . . . . . . . . . . . . . . . . . . .	22	2021 Compensation Breakdown . . . . . . . . . . . . . . . . . .	46
Communications with the Board or the Chairman . . . . .	22	Summary Compensation Table . . . . . . . . . . . . . . . . . . .	46
Succession Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	22	All Other 2021 Compensation . . . . . . . . . . . . . . . . . . . .	47
Majority Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	22	Grants of Plan-Based Awards . . . . . . . . . . . . . . . . . . . .	47
Security Ownership of Certain Beneficial Owners and Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	24	Outstanding Equity Awards at Fiscal Year-End . . . . . . .	47
Anti-Hedging Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	25	Stock Vested . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	48
Certain Transactions and Business Relationships . . . . . .	25	CEO Pay Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	48
Audit Matters		Employment Agreements . . . . . . . . . . . . . . . . . . . . . . .	49
Proposal 2 - Ratification of Independent Registered Public Accounting Firm . . . . . . . . . . . . . . . . . . . . . . . . . . .	✓	Potential Payments and Awards Upon Termination or Change in Control, Death or Disability . . . . . . . . . . . . .	49
Fees of Independent Registered Public Accounting Firm . .	26	Compensation Committee Interlocks and Insider Participation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	52
Audit Committee Report . . . . . . . . . . . . . . . . . . . . . . . . . . .	27	Other Information
Executive Compensation		Shareholder Proposals for the 2023 Annual Meeting . . . . .	53
Proposal 3 - Advisory Vote to Approve NEO Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	✓	Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	53
Compensation Discussion and Analysis . . . . . . . . . . . . . . .	29	Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	53
Table of Contents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	29	Proxy Card . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	54
Framework for Compensation Decisions . . . . . . . . . . . . .	29
Our Compensation Philosophy and Guiding Principles .	29
Factors Affecting Compensation Decisions . . . . . . . . .	30
Compensation Governance Leading Practices . . . . . .	31

Flagstar Bancorp, Inc. | 2022 Proxy Statement	vi

INFORMATION ABOUT THE ANNUAL SHAREHOLDER MEETING
This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Flagstar Bancorp, Inc. ("Flagstar" or the "Company"). It contains information regarding the Company's 2022 Annual Meeting of Shareholders (the "Annual Meeting"), which will be conducted virtually, via the Internet, on May 24, 2022 at 9:00 a.m. Eastern Time. This Proxy Statement will be available on the Internet, and is first being made available to shareholders, on or about April 14, 2022. Throughout this document the terms "we," "us," and "our" refer to the Company and references to the "Bank" refer to our wholly-owned subsidiary, Flagstar Bank.
GENERAL

Why am I receiving these materials?

You are invited to attend Flagstar's Annual Meeting and vote on the proposals described in this Proxy Statement because you were a Flagstar shareholder on April 1, 2022 (the "Record Date"). Flagstar is soliciting proxies for use at the Annual Meeting, including any postponements or adjournments.

Even if you plan on attending the annual meeting through our virtual meeting site, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting.

What information is contained in this Proxy Statement?

This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and named executive officers ("NEOs"), and certain other information required to be disclosed in this Proxy Statement.

Who is soliciting my vote pursuant to this Proxy Statement?

The Board is soliciting your vote.

What do I need for admission to the Annual Meeting?

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/FBC2022 and enter the 16-digit control number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials ("notice") you previously received.

If you encounter any technical difficulties with the virtual meeting during the log in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.

ATTENDING AND VOTING AT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Only shareholders of record of our common stock at the close of business on the Record Date of April 1, 2022, are entitled to notice of and to vote at the Annual Meeting.

As of the Record Date, we had 53,236,067 outstanding shares of common stock. Each outstanding share of common stock entitles its holder to one vote on each matter to be voted upon at the Annual Meeting.

Where do I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting and publish the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
How may I cast my vote?

If you are the shareholder of record, you may cast your vote:

At the virtual Annual Meeting.
:	By Internet - By following the instructions on your Notice of Internet Availability of Proxy Materials or your proxy card. You will need to use the control number appearing on your notice or proxy card to vote via the Internet.
(	By Telephone - By following the instructions on your Notice of Internet Availability of Proxy Materials or your proxy card. You will need to use the control number appearing on your notice or proxy card to vote by telephone.
*	By Mail - By completing, dating, signing and returning your proxy card.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	1

If you submit a signed proxy card, the proxies identified on the proxy card will vote the shares in accordance with your instructions. If you submit a signed proxy card without giving specific voting instructions, the proxies will vote the shares "FOR" the election of the director nominees named in this Proxy Statement, "FOR" Proposals 2 and 3, and in their discretion on any other matters that may come before the Annual Meeting.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 11:59 p.m. on May 23, 2022. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your vote or proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

How many shares must be present to hold the Annual Meeting?

Michigan law and our bylaws (the "Bylaws") require that a quorum be present to allow any shareholder action at a meeting. A quorum consists of a majority of all of our outstanding shares of common stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 26,618,035 shares of common stock will be required to establish a quorum.

What are the required votes to approve the proposals at the Annual Meeting?

Each outstanding share of common stock is entitled to one vote on each proposal at the Annual Meeting. The number of required votes set forth below assumes that a quorum is present.

1.Election of Directors. Each director nominee will be elected if that director nominee receives the affirmative vote of a majority of the votes cast. For purposes of the election of directors, a majority of the votes cast means that the number of shares voted "FOR" a director nominee must exceed the number of shares voted "AGAINST" that director nominee. Abstentions and broker non-votes will have no effect on the election of directors because they will not be counted as votes cast. Cumulative voting is not permitted.

2.Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions will have no effect on this proposal because they will not be counted as votes cast. We expect that this will be a routine matter, as described below, and therefore no broker non-votes are expected in connection with this proposal.

3.Advisory (Non-Binding) Resolution to Approve NEO Compensation. Adoption of an advisory resolution approving the compensation of the NEOs as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will have no effect on this proposal because they will not be counted as votes cast. While this vote is advisory, and therefore not binding on us, we value the opinions of our shareholders. Accordingly, the Board will take the results of this vote under advisement and will consider our shareholders' concerns when making future decisions regarding our executive compensation programs.

What is an abstention?

An "abstention" occurs when the beneficial owner of shares or a nominee holding shares for a beneficial owner is present, in person or by proxy, and entitled to vote at the meeting, but such person does not vote on the particular proposal. Abstentions will not be counted as votes cast but will be considered present for the purpose of determining the presence of a quorum.

What are broker non-votes?

A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to "non-routine" matters. Proposals 1 (election of directors) and 3 (advisory vote to approve NEO compensation) are considered non-routine matters, and Proposal 2 (ratification of independent registered public accounting firm) is considered a routine matter. It is important that you promptly provide your broker with voting instructions if you want your shares voted on Proposals 1 and 3. Broker non-votes will not be counted as votes cast, but will be considered present for the purpose of determining the presence of a quorum.

If you own your shares in "street name," that is, through a brokerage account or in another nominee form: You are a beneficial owner but not a shareholder of record, and therefore must provide instructions to the bank, broker or nominee (collectively, "broker") as to how your shares held by them should be voted. Your broker will vote such shares in accordance with your instructions. Your ability to vote in person, by mail, by the Internet or by telephone depends on the voting procedures of your broker. Please follow the directions that your broker provides. We urge you to promptly provide your broker with appropriate voting instructions so that your shares may be voted.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	2

How may I revoke or change my vote?

If you are the shareholder of record of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

1.Personally voting your shares at the Annual Meeting;
2.Re-voting your shares on the Internet or by telephone prior to May 24, 2022;
3.Submitting, prior to May 24, 2022, a new executed proxy card bearing a date that is later than the date on your most recently submitted proxy card; or
4.Delivering, prior to May 24, 2022, written notice to our Secretary stating that you are revoking your proxy.

If your shares are held in street name and you have instructed a broker to vote your shares of common stock, you may revoke those instructions by following the directions received from your broker to change those voting instructions.

Please note that your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

Who is paying for the costs of this proxy solicitation?

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and other employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, or other electronic communication. We usually will reimburse brokers for their reasonable expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Our inspector of election for the Annual Meeting, Jan M. Klym, will receive and tabulate the votes.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What happens if a nominee for director is unable to serve, new business is introduced or procedural matters are voted upon?

Your proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters in accordance with their discretion. As of the date of this Proxy Statement, we do not know of any other matters that are to come before the Annual Meeting. For more information on submitting matters to us, see Shareholder Proposals for the 2023 Annual Meeting herein.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

What is "householding" and how does it work?

The Company has adopted a procedure called "householding". Under this procedure, the Company may deliver a single set of proxy materials to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of the shareholders. Each shareholder continues to receive a separate proxy card. This procedure reduces the environmental impact of our annual meeting materials and our printing and mailing costs.

If your household received a single set of proxy materials, but you prefer to receive a separate copy, you may contact Broadridge Financial Solutions, Inc., by calling 1-800-542-1061 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Alternatively, if you are receiving more than one copy of the proxy materials at a single address and would like to participate in "householding", please contact Broadridge Financial Solutions at the above telephone number or address. If you are a beneficial owner who holds shares in street name, contact your bank, brokerage firm, broker-dealer or similar organization to request information about householding.

You may change your householding preferences at any time by contacting Broadridge Financial Solutions at the above telephone number or address, or by contacting the bank, brokerage firm, broker-dealer or similar organization through which you hold your shares.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	3

MANAGEMENT'S ASSESSMENT OF 2021 PERFORMANCE
In 2021, we posted earnings of $533 million, or $9.33 per diluted share. On an adjusted basis, we recorded earnings of $568 million1, or $10.60 per diluted share1, making 2021 the best financial performance in our 34-year history. We continue to distinguish ourselves by crafting specialized solutions for our customers, local delivery, high quality customer service and competitive product pricing. Our relationship-based business model leverages our full-service bank’s capabilities and our national mortgage platform to create and build financial solutions for our customers.

Company Performance Highlights

2021 Adjusted Net Income[1]	2021 Record Adjusted Earnings Per Share[1]	Total Assets As of December 31, 2021	Market Capitalization[2]
$568	$10.60	$25.5 B	$2.2B

■Returned 1.3% on average assets and 13.8% on average tangible common equity. On an adjusted basis, generated an adjusted return on average assets1 of 2.0% and adjusted return on average tangible common equity1 of 25.3% for year ended 2021, among the highest in our peer group.
■Grew net interest income $62 million.
■2nd largest warehouse lender and one of the largest home builder finance lenders in the U.S. as of the end of 2021.
■6th largest bank mortgage originator and 6th largest mortgage sub-servicer in the U.S. as of the end of 2021.
■6th in 3-year total shareholder return among our peer group of 21.

Operating Segment Highlights3

COMMUNITY BANKING	MORTGAGE ORIGINATIONS	MORTGAGE SERVICING
$358M net income	$308M net income	$41M net income
■Net interest income increased $31 million primarily driven by higher average loan balances, led by our warehouse business
■Successfully managed net interest margin to 2.92% for 2021 through the use of rate floors and successful management of deposit costs

■Generated $655 million of gain on sale revenues on $44.9 billion in fallout-adjusted locks resulting in a gain on sale margin of 146 basis points for 2021
■Third highest gain on sale revenue and margin performance in the Company's history.

■Ended 2021 with a combined servicing portfolio of approximately 1.2 million loans, an increase from 1.1 million loans at the end of 2020.
■Contributed $6.5 billion in average low-cost deposits to help fund our balance sheet and provide a steady stream of fee income.

1See non-GAAP reconciliation table
2As of April 1, 2022
3Excludes the Other segment

Flagstar Bancorp, Inc. | 2022 Proxy Statement	4

HISTORICAL SHARE PRICE PERFORMANCE

FBC	S&P Small Cap	NASDAQ Financial	NASDAQ Bank	Mid-Size Banks(1)	Proxy Peers

Period: as of 12/31
Source: SNL Financial
(1) Mid-size banks include all U.S. banks with total assets between $10 billion and $100 billion

Flagstar Bancorp, Inc. | 2022 Proxy Statement	5

Reconciliation of non-GAAP financial measures. The Company believes that adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, and adjusted return on tangible common equity provide a meaningful representation of its operating performance on an ongoing basis. Management uses these measures to assess performance of the Company against its peers and evaluate overall performance. The Company believes these non-GAAP financial measures provide useful information for investors, securities analysts and others because they provide a tool to evaluate the Company’s performance on an ongoing basis and compared to its peers.

Year Ended
December 31, 2021
(Dollars in millions)
Net income	$533
Total noninterest expense adjustments	45
Total provision for income tax adjustments	(10)
Adjusted net income	$568

Net income	$533
Plus: Intangible asset amortization, net of tax	8
Tangible net income	$541

Total average equity	$2,514
Less: Average goodwill and intangible assets	152
Total average tangible equity	$2,666

Return on average tangible common equity	22.94%
Adjustment to remove DOJ settlement expense[1]	1.82%
Adjustment for merger / acquisition costs	1.01%
Adjustment for former CEO SERP agreement	(0.52)%
Adjusted return on average tangible common equity	25.25%

Return on average assets	1.89%
Adjustment to remove DOJ settlement expense[1]	0.10%
Adjustment for merger / acquisition costs	0.05%
Adjustment for former CEO SERP agreement	(0.03)%
Adjusted return on average assets	2.01%

Weighted average common shares outstanding	53,519,086
Diluted earnings per share	$9.96
Adjusted diluted earnings per share	$10.60
1Adjustment for the increase in the DOJ litigation settlement liability consistent with the contract amendment signed in March 2021. The one-time cash payment was made in April 2021 and we have no further obligations related to the original or amended settlement agreements.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	6

EXECUTIVE OFFICERS
Executive Officers as of the Record Date:

Name	Age	Position(s) Held
Alessandro P. DiNello	67	President and Chief Executive Officer ("CEO")
Paul D. Borja	61	Executive Vice President and General Counsel
Karen Buck	58	Executive Vice President and Director of Operations
James K. Ciroli	56	Executive Vice President and Chief Financial Officer
Reginald Davis	59	Executive Vice President and President of Banking
Stephen V. Figliuolo	65	Executive Vice President and Chief Risk Officer
Lee M. Smith	47	Executive Vice President and President of Mortgage

Alessandro P. DiNello was appointed President and CEO of the Company and the Bank on May 15, 2013. Prior to his appointment, he served as President and Chief Administrative Officer of the Bank. In that role starting December 18, 2012, Mr. DiNello was responsible for all banking operations at the Bank, including commercial banking, personal financial services and technology, and led the Bank's efforts to coordinate and ensure compliance with its regulatory agreements. Mr. DiNello served as Executive Vice President, Personal Financial Services from 2011 to December 2012. From 1995 to 2011, Mr. DiNello served as Executive Vice President and Head of Retail Banking. In that role, Mr. DiNello grew the bank branch network from five locations to 179 locations, all on a de novo basis. Prior to joining the Bank, Mr. DiNello served as President of Security Savings Bank ("Security"). Mr. DiNello began his employment with Security in 1979. He was instrumental in converting Security from a mutual to a stock organization in 1984, and in 1994, he was instrumental in negotiating the sale of Security to First Security, which in 1996 became Flagstar Bank, FSB. He also served as a Bank Examiner with the Federal Home Loan Bank Board from 1976 through 1979.

Paul D. Borja has served as Executive Vice President since 2005 and General Counsel since June 15, 2021. He was appointed Interim General Counsel in November 2020, and served as Senior Deputy General Counsel from August 2014 to November 2020, and Chief Financial Officer from May 2005 to August 2014. Mr. Borja has worked with the banking industry for over 30 years, including practicing as a CPA for eight years with KPMG and other accounting firms performing audits and providing tax services principally for financial institutions. Afterwards, he practiced as a banking, securities, and tax attorney for 15 years, working principally with small and mid-size banks and thrifts nationwide in primary and secondary debt and equity offerings, mergers and acquisitions, branch purchases and divestitures, corporate governance, SEC and bank regulatory compliance matters. He previously served on the board of directors of the Federal Home Loan Bank of Indianapolis and on the board of The Roeper School. Mr. Borja currently serves on the board of Cass Community Social Services.

Karen Buck joined Flagstar Bank in January of 2021 as Executive Vice President and Director of Operations. In this role, she is responsible for the Customer Engagement Center, Retail and Commercial Operations, Banking Operations, and Business Risk and Internal Controls. Ms. Buck has over 30 years of experience in the financial services industry. Ms. Buck served as Executive Vice President of Commercial, Retail, and Payment Operations at TD Bank in New Jersey from November 2011 to December 2020. She has served as chair of the Federal Reserve 5th District Retail Payments Advisory Council, as a member of The Clearing House PayCo board, and served as a Trustee and President of the Ronald McDonald House of Southern New Jersey from June 2015 through December 2020.

James K. Ciroli joined the Company as Executive Vice President on August 4, 2014, and was appointed Chief
Financial Officer of the Bank and the Company in October 2014. Mr. Ciroli has responsibility for the Company’s Accounting, Financial Planning, Investor Relations, Tax and Treasury functions. From 2009 to 2014, Mr. Ciroli was Senior Vice President, Corporate Controller and Principal Accounting Officer of First Niagara Financial Group, Inc., a $39 billion Buffalo, New York-based bank holding company. From 2002 to 2009, Mr. Ciroli was Senior Vice President and Assistant Controller of Huntington Bancshares Incorporated in Columbus, Ohio. Prior to Huntington, Mr. Ciroli held various positions of increasing responsibility at KeyCorp and Deloitte & Touche. Mr. Ciroli serves on the boards of Lighthouse Michigan and Michigan Opera Theater.

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Reginald Davis joined the Bank in August 2020 as Executive Vice President and President of Banking. From April 2012 to August 2020, Mr. Davis served as Executive Vice President and Head of Consumer Deposit Products, then Head of Business Banking at SunTrust Banks, Inc. Mr. Davis served as President of RBC Bank's U.S. banking operations, based in Raleigh, N.C., where he was responsible for all aspects of the unit's consumer, mortgage, wealth management and commercial banking operations. He was Eastern Banking Region Executive for then-Wachovia Bank, based in Charlotte, and served in a variety of roles of increasing leadership responsibility. Mr. Davis has also served as a member of the board of several non-profits and currently serves on the board of Lincoln National Corp.

Stephen V. Figliuolo joined the Company as Executive Vice President on June 23, 2014, and was appointed Chief Risk Officer of the Company and the Bank in September 2014. He is responsible for the governance and corporate oversight of the Company’s safety and soundness policies and practices. From 2005 to 2013, he was Executive Vice President and Chief Risk Officer of Citizens Republic Bank. Prior to that, Mr. Figliuolo held executive positions with Fleet Boston Financial-Summit Bank, First Union National Bank and Chase Manhattan Bank, where he developed expertise in regulatory compliance, process flow management and risk reduction through improved controls. Mr. Figliuolo serves on the board of Southwest Economic Solutions.

Lee M. Smith was appointed Executive Vice President of the Bank on May 15, 2013, and Chief Operating Officer on August 13, 2013. On September 22, 2020, the COO role was extinguished and Mr. Smith assumed the role of President of Mortgage. Prior to his appointment, Mr. Smith had been a Partner at MP (Thrift) Global Advisers III LLC, the investment adviser to the Company's largest shareholder, MP Thrift Investments L.P., for the previous two years. Prior to that, Mr. Smith was a Partner at MatlinPatterson Global Advisers LLC ("MatlinPatterson"), the adviser to the MatlinPatterson family of private equity investments. Before joining MatlinPatterson in 2010, Mr. Smith was a Senior Director at Zolfo Cooper LLC in New York, an advisory and interim management firm. At Zolfo Cooper, Mr. Smith acted as both interim management and adviser to a number of companies, improving and optimizing operational and financial performance. Before joining Zolfo Cooper, Mr. Smith was a Vice President in the national restructuring group at Ernst & Young, a professional services firm, in both New York and the United Kingdom. He is a member of the Institute of Chartered Accountants in England and Wales. Mr. Smith serves on the boards of Cranbrook Institute of Science, Cranbrook Education Community, Detroit LISC, Lenderful, LLC and Proshop, Inc.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	8

PROPOSAL 1 - ELECTION OF DIRECTORS

PROPOSAL SUMMARY
What is being voted on: Election to our Board of 10 director nominees.
Board recommendation: After a review of the individual qualifications and experience of each of our director nominees and his or her contributions to our Board, our Board determined to recommend that shareholders vote "FOR" all of our director nominees, listed below.

The Board is currently composed of 10 directors, each with an elected term of one year. At the Annual Meeting, the terms of all of the current directors will expire. The Board has nominated the 10 current directors to serve for a new one-year term ending at the 2023 Annual Meeting of shareholders or until their respective successors, if any, are duly elected and qualified. Each of the nominees has consented to serve if elected.
If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of a substitute for that nominee as the Board may recommend. Alternatively, the Board may operate with a vacancy or the Board may reduce its size to eliminate the vacancy. At this time, the Board does not know of any reason why any nominee would be unable to serve.
The Board is a diverse group of sophisticated leaders and professionals who meet the standards and qualifications for our directors as described in more detail below. The nominees bring leadership and other experiences including financial services, risk assessment, corporate strategy, public company financial reporting, technology management and leadership development, many from senior leadership roles at a variety of large companies. Several of the director nominees have experience serving as executive directors of medium to large domestic companies and have an understanding of financial trends, corporate governance practices and needs of companies of our size. The biographies that follow describe the skills, attributes and experiences of each of the nominees that led the Nominating, Governance & Social Responsibility Committee and the Board to nominate such individual nominees for election to the Board as directors.
In considering the current director nominees, the Nominating, Governance & Social Responsibility Committee did not use third party search firms to assist in this purpose.

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Director Nominee Highlights

Skills and Experience of our Director Nominees (excluding our CEO)
Banking and Financial Services Industry: Board or management experience in retail banking, commercial banking, mortgage lending, mortgage servicing, consumer lending, small business banking, investment banking and/or other financial services
9 Nominees
Executive Management: Experience as CEO or other senior executive at a public company	7 Nominees
Public Accounting and Financial Reporting: Experience assessing or overseeing performance of companies or public accounting firms regarding preparation, auditing or evaluation of financial statements	7 Nominees
Digital, Technology and Cybersecurity Leadership: Leadership and understanding of technology, digital platforms and cyber risk	6 Nominees
Regulated Industries and Regulatory Issues: Experience with regulated businesses, regulatory requirements and relationships with federal and state agencies	7 Nominees
Human Capital Management and Compensation: Understanding executive compensation issues, succession planning, talent management and development	8 Nominees
Diversity, Equity & Inclusion (DE&I): Implementation and support of initiatives to build and leverage a diverse, inclusive and engaged workforce and supplier network	6 Nominees
Risk Management and Compliance: Significant understanding and experience with identification, assessment and oversight of risk management programs and practices	8 Nominees
Strategic Planning: Experience setting long-term corporate vision and goals, developing products and services, evaluating competitive position and assessing progress toward achievement	9 Nominees
Community Engagement: Participation on not for profit, charitable, municipal or other boards focused on providing education and support to underserved persons and addressing the needs of the local community
5 Nominees

Flagstar Bancorp, Inc. | 2022 Proxy Statement	10

Alessandro P. DiNello

Mr. DiNello serves as President and CEO of the Company and Bank and his summary biography is included in the Executive Officers section of this Proxy Statement. Mr. DiNello's more than four decades of experience with the Company and the Bank in a variety of operational and management roles and as an executive in the Michigan banking industry provides valuable leadership experience and industry knowledge to the Board. Moreover, Mr. DiNello's day-to-day leadership and intimate knowledge of our business and operations provide the Board with Company and Bank-specific experience and expertise. Mr. DiNello is also a member of the board of directors of the Business Leaders of Michigan, member of the executive committee of the Mid-Size Bank Coalition of America, founding member of the Detroit Sports Organizing Commission, member of a number of Detroit based nonprofit boards, and member of the National Board of Trustees of the Crohn’s and Colitis Foundation of America and has served on advisory boards of both Fannie Mae and Freddie Mac and the Board of Directors of the Michigan Bankers Association.

Age: 67
Director since: 2013
Board Committees: Executive Committee

Jay J. Hansen

Mr. Hansen is co-founder and Partner of O2 Investment Partners, LLC, a private equity investment group that seeks to acquire majority interests in small and middle market manufacturing, niche distribution, and tech enabled service and technology businesses. Prior to forming O2 Investment Partners in 2010, Mr. Hansen provided consulting services to financial and manufacturing concerns. From 2002 to 2006, Mr. Hansen served in various capacities as an officer of Noble International Ltd., a publicly traded automotive supplier, including as Chief Financial Officer and Chief Operating Officer. Mr. Hansen's experience as principal financial officer of a public company provides the Board and the Audit Committee with valuable competence as a financial expert. In addition, Mr. Hansen's experience as a business operator and, more recently, a principal in a Michigan-based private equity investment group provides us with valuable insight into the Michigan market. Mr. Hansen currently serves on the board of various private companies.

Age: 58
Director since: 2005
Board Committees: Audit Committee (Chair), Executive Committee, Nominating, Governance & Social Responsibility Committee
Past Public Directorships: Power Solutions International, Inc. (2011-2017)

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Toan Huynh

Ms. Huynh has served as a Director since January 2021. She served as Partner of Baylane Capital from 2018 to 2020. In 2008, she co-founded and served as Global Head of Insurance and Financial Services for Cloud Sherpas/Global One, a boutique, cloud advisory firm, which was acquired by Accenture in 2015. Ms. Huynh was a Managing Director with Accenture until 2018 and a partner for Information Venture Partners until 2020. She is also an Entrepreneur-in-Residence for Citi Ventures, and then Morgan Stanley. Ms. Huynh is a seasoned cloud and digital leader with over 20 years of experience working with various industries to design and implement digitally focused transformation programs with focus on business first. She currently serves on the board of Sunlight Financial Holdings, Inc. and Bankers Financial Group. As operating partner, she advises private equity and venture funds around operations, growth, investment in enterprise software, b2b, Saas, Fintechs and IT services.

Age: 46
Director since: 2021
Board Committees: Risk Committee, Technology Committee
Other Current Public Directorships: Sunlight Financial Holdings, Inc.

Lori Jordan

Ms. Jordan has served as a Director since January 2021. She is a senior business development leader for Amazon Last Mile responsible for structuring and negotiating complex, strategic technology relationships with innovative third parties. Prior to joining Amazon in 2019, Ms. Jordan previously held the roles of Director of Strategy & Business Development and Director of Strategic Planning & Analysis with Microsoft Corporation from 2012 to 2019. She has more than 30 years of experience in corporate strategy, product planning, complex M&A and strategic partnership negotiations, financial planning & analysis and private equity investing. Ms. Jordan is also an experienced entrepreneurial leader. She was CFO on the start-up team of Washingtonpost.com, she served as CMO of a venture-backed start-up acquired by AOL, Inc., and she co-founded a successful technology start-up that was acquired by Network Solutions, Inc. Ms. Jordan is currently on the board of MERCY Worldwide.

Age: 58
Director since: 2021
Board Committees: Compensation Committee, Nominating, Governance & Social Responsibility Committee and Technology Committee

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John D. Lewis

Mr. Lewis has served as the Non-Executive Chairman of the Board since October 2012, and was previously Vice Chairman of Comerica Incorporated, the parent company of Comerica Bank ("Comerica"). During his 36-year tenure with Comerica, Mr. Lewis managed Small Business and Retail Banking divisions in California, Florida, Michigan and Texas, and oversaw the nationwide mortgage and consumer lending operations for all of Comerica's subsidiaries through a distribution system of more than 300 banking offices. Mr. Lewis' responsibilities included building and expanding Comerica's presence in California, Florida, Michigan and Texas. Mr. Lewis also gained extensive experience managing various staff divisions with Comerica, including Human Resources, Marketing and Product Management, Corporate Communications, Compliance, Government Relations, Public Affairs and Quality Process. Mr. Lewis served as a director of Comerica, and as a member of Comerica's Management Policy Committee and Management Council. Following his retirement from Comerica in 2006, Mr. Lewis joined Donnelly Penman & Partners, a Grosse Pointe, Michigan, investment banking firm that provides services to the community banking and manufacturing sectors. He served as a Managing Director of the firm until early 2015 and until December 2018, he headed the investment committee and served as an advisory board member of Donnelly Penman Capital, LLC, which invested in small community start-up banks throughout the United States. Mr. Lewis currently serves on various community, academic and non-profit boards. Mr. Lewis' extensive operational and management experience in the financial services industry provides the Board with expertise on matters related to financial institution management, staffing and interaction with the Company's regulators.

Age: 73
Director since: 2012
Board Committees: Executive Committee (Chair), Nominating, Governance & Social Responsibility Committee

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Bruce E. Nyberg

Mr. Nyberg previously worked for the Bank from March 2014 to March 2015, overseeing the day-to-day operations of community banking. He also spearheaded the Bank's efforts to build a framework for a corporate quality initiative. Mr. Nyberg has extensive management experience in the financial services industry. From 2001 to 2007, Mr. Nyberg was Regional President-East Michigan for Huntington Bancshares Incorporated. Prior to that time, he served in several management roles for NBD Bancorp, whose operations were subsequently integrated into those of J.P. Morgan Chase. Mr. Nyberg serves on the board of several community organizations. Mr. Nyberg's broad experience in banking, including commercial lending, marketing, retail banking, capital markets, business development, information technology and customer service, provides valuable operational insight for the Board.

Age: 76
Director since: 2015
Board Committees: Compensation Committee, Executive Committee, Risk Committee

James A. Ovenden

Mr. Ovenden retired on December 31, 2021, from the role of President and CEO of Purpose Financial, Inc., a consumer financial services company that became the parent of Advance America, Cash Advance Centers, Inc., and other affiliated entities on February 3, 2020. He previously served as President and was a member of the Board of Directors of Advance America, a leading provider of non-bank cash advance services throughout the U.S, since June 2017, and assumed the role of Chief Executive Officer in December 2018. From May 2011 to January 2016, he served as Advance America’s Chief Financial Officer. He has also been the principal consultant with CFO Solutions of SC, LLC, a financial consulting business for middle market companies requiring credit restructuring and business advisory services. Mr. Ovenden served as the Chief Financial Officer of AstenJohnson Holdings LTD, a manufacturer of paper machine clothing, specialty fabrics, filaments and drainage equipment, from 2009 to 2010. Mr. Ovenden serves on the board of an additional private company. Mr. Ovenden's experience and expertise in other public companies' financial and audit programs and policies provide the Board with invaluable expertise in these areas.

Age: 59
Director since: 2010
Board Committees: Audit Committee, Compensation Committee (Chair), Technology Committee (Chair)

Peter Schoels

Mr. Schoels has served as Managing Partner of MP Global Advisers since 2009 and has been a partner with MP Global Advisers since its inception in July 2002. In his capacity as Managing Partner, Mr. Schoels has been involved in the supervision of all investments made by certain private investment partnerships managed by MP Global Advisers, including MP Thrift's investment in Flagstar. Mr. Schoels' background in supervising investments in distressed companies, and serving as a director of a publicly-traded company provides the Board with the perspective of a major shareholder and seasoned investor that has intimate knowledge of our business and operations and with additional leadership and risk assessment skills.

Age: 48
Director since: 2013
Board Committees: Risk Committee
Past Public Directorships: CalAtlantic Group, Inc. formerly Standard Pacific Corp. (2008-2018), Matlin & Partners Acquisition Corporation (2017-2018)

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David L. Treadwell

Mr. Treadwell was the President and CEO of EP Management Corporation, formerly known as EaglePicher Corporation, a diversified industrial products company, from August 2006 until its sale in August 2011. With his experience as the principal executive officer of a large Michigan corporation, Mr. Treadwell provides relevant insight and guidance on issues of corporate strategy and risk management, particularly as to his understanding of the Michigan market. Moreover, Mr. Treadwell has had considerable experience with distressed companies and has been instrumental in turnarounds. Mr. Treadwell also has extensive board experience, and currently serves on the board of several public and private companies in addition to past service on additional public and private company boards.

Age: 67
Director since: 2009
Board Committees: Audit Committee, Compensation Committee, Risk Committee (Chair)
Other Current Public Directorships: U.S. Well Services, Inc. formerly Matlin & Partners Acquisition Corporation (2017), Visteon Corporation (2012)
Past Public Directorships: Fairpoint Communications, Inc. (2011-2017)

Jennifer R. Whip

Ms. Whip is a Principal with Cambridge One, LLC, which helps banks and mortgage lenders increase revenues, control costs, and better manage risks. She provided similar services while affiliated with Garrett McAuley & Co., from April 2016 to January 2017. From April 1990 to April 2016, she served in various leadership roles at Fannie Mae. Most recently, she was the lead executive responsible for driving diversification and growth of Fannie Mae's single-family business and expanding its offering of new products and tools to position its clients to be successful. Ms. Whip was a founding member of the Fannie Mae Diversity Advisory Council and has served in advisory and volunteer roles to promote diversity and inclusion. Ms. Whip holds the Certified Mortgage Banker (CMB) designation, an industry standard of professional success. As a respected expert in home lending, Ms. Whip’s broad experience in housing finance, strategic initiatives and risk management brings varied perspective and complements the board’s oversight over these principal areas of our business. Ms. Whip also serves on the board of several private companies and one community organization.

Age: 61
Director since: 2017
Board Committees: Audit Committee, Nominating, Governance & Social Responsibility Committee (Chair), Technology Committee

Flagstar Bancorp, Inc. | 2022 Proxy Statement	15

CORPORATE GOVERNANCE
The Corporate Governance Guidelines are reviewed and assessed for adequacy annually by the Nominating, Governance & Social Responsibility Committee and were most recently updated on October 20, 2020. You may obtain the Corporate Governance Guidelines and the charters of each of the Board's committees on our website under the investor relations section at www.flagstar.com. These documents are also available in print upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.

Independence

The Board has conducted its annual review of director independence. During this review, the Board considered relationships and transactions, if any, during the past three years between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under Certain Transactions and Business Relationships. The purpose of the review was to determine whether any such relationship or transactions were inconsistent with a determination that the director is independent.

Based on its review, the Board has affirmatively determined that all non-management directors are independent. In determining that the non-management directors are independent under the applicable independence standards, the Board considered all ordinary course loan and other business transactions between the directors and the Company. Therefore, a majority (90%) of the directors are independent as of the Record Date.

The Audit Committee of our Board is comprised of the following four members: Jay J. Hansen, James A. Ovenden, David L. Treadwell and Jennifer R. Whip, each of whom is independent as that term is defined by Section 303A.02 of the New York Stock Exchange ("NYSE") Listed Company Manual ("NYSE Manual") and the charter of the Audit Committee, which complies with both the NYSE independence standards for audit committees and the requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). None of Messrs. Hansen, Ovenden or Treadwell or Ms. Whip has had a relationship or has been involved in any transaction or arrangement with us that required consideration by the Board under the applicable independence standards in determining that such director is independent.

In addition, all of the members of our Compensation Committee and Nominating, Governance & Social Responsibility Committee were independent under applicable standards as of the Record Date.

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Board and Committees

During 2021, the Board met 17 times
ALL directors attended at least 75% of the
aggregate of:

(i) the total number of meetings of the Board during 2021, and
(ii) the total number of meetings held by all Board committees on which that director served[1]
Through 2021, the Board had 6 standing committees
1The Board desires that directors attend all Board meetings and expects that each director will attend at least 75 percent of all Board meetings and meetings of committees on which they serve. In addition, while not a policy, we encourage directors to attend every Annual Meeting. All of the directors attended the Company's 2021 Annual Meeting.

BOARD OF DIRECTORS CHAIRMAN: JOHN D. LEWIS

	Audit Committee	Compensation Committee	Executive Committee (1)	Nominating, Governance & Social Responsibility Committee	Risk Committee	Technology Committee (2)
Committee Chair	Jay J. Hansen	James A. Ovenden	John D. Lewis	Jennifer R. Whip	David L. Treadwell	James A. Ovenden
Members	4	4	4	4	4	4
Number of Meetings in 2021	10	3	0	3	11	5
(1) No Executive Committee meetings were held during the year as most topics generally covered at these committee meetings warranted a full board meeting instead, primarily due to the pending merger with New York Community Bancorp, Inc.
(2) Committee of the Bank's Board of Directors

OUR BOARD COMMITTEES

Our Board has six standing Committees: Audit, Compensation, Executive, Nominating, Governance & Social Responsibility, Risk and Technology. The specific membership of each Committee allows us to take advantage of our directors' diverse skill sets, which enables deep focus on Committee matters.
Each of our Committees:
■Operates pursuant to a written charter (available on our website at www.flagstar.com)
■Evaluates its performance annually (see below for details)
■Reviews its charter annually
The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant in the role of the Board and the needs of our business. In addition, the Board believes that diverse views are further enhanced, when possible, by including qualified members with varied personal attributes, such as age, gender, race, ethnicity and family status.

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Annual Evaluation

The Board has partnered with a service provider to facilitate a process for the directors to provide input in an annual performance evaluation of the Board and its committees. Responses are compiled and reviewed by the Board and its committees to determine areas for efficiency improvements and identification of matters that may need to be addressed.

AUDIT
ALL INDEPENDENT	KEY RESPONSIBILITIES
Mr. Hansen[1] Mr. Ovenden[1] Mr. Treadwell[2] Ms. Whip[2]
■Assist the board in fulfilling its oversight responsibilities for the financial reporting process, the system of internal controls, the audit process, the Company's process for monitoring compliance with laws and regulations and the Company’s Code of Ethics and Conduct, policies, procedures and guidelines thereunder.
■Review our internal audit programs and the activity of the Bank in conjunction with the Bank's audit committee, including approval of the annual internal audit plan and evaluation of the performance of the chief audit officer.
■Oversee the regulatory reporting process, oversee the internal compliance audits as necessary, receive and review the results of each external audit, review significant accounting and reporting matters.
■Review management's reports on cases of financial misconduct by employees, officers or directors.
■Engage and monitor the independence of our independent registered public accounting firm and oversight of the work of our independent registered public accounting firm for the purpose of preparing and issuing an audit report or related work or performing other audit, review or attest services for us.
■Pre-approve all auditing and permitted non-audit services provided by the independent registered public accounting firm and any other registered public accounting firm engaged to assist and/or supplement the internal auditors.
■Retain independent counsel, accountants or others to advise the Audit Committee or assist in the conduct of an investigation.

1Determined to qualify as an "Audit Committee Financial Expert" as defined by SEC rules and regulations
2Board-certified as financially literate with accounting or related financial management expertise, as such qualifications are defined by the rules of the NYSE

COMPENSATION[1]
ALL INDEPENDENT	KEY RESPONSIBILITIES
Ms. Jordan Mr. Nyberg Mr. Ovenden Mr. Treadwell
■Establish the policies that govern executive compensation and recommend the components and structure of executive and non-executive director compensation, including incentive and stock-based compensation.
■Review and approve corporate goals and objectives relevant to compensation of our CEO and evaluate performance in light of such criteria and objectives.
■Determine compensation of the CEO based on such respective evaluations and make compensation recommendations to the Board for other executive officers.
■Review employee benefit plans.
■Review and establish the peer group to be utilized in benchmarking compensation.
■Serve as administrator of the Company's 2016 Stock Plan, including providing advice and recommendations to the Board, with respect to incentive compensation plans and stock-based plans, including any regulatory limitations.

1The Compensation Committee may delegate its authority to a subcommittee composed solely of directors that satisfy the criteria for membership on the Compensation Committee, including independence, but has not done so.

EXECUTIVE
MAJORITY INDEPENDENT	KEY RESPONSIBILITIES
Mr. DiNello Mr. Lewis Mr. Hansen Mr. Nyberg
Has all the powers of the Board as allowed by applicable law or our Bylaws, except to the extent another Committee has been accorded authority over specific matters. The Executive Committee may meet to exercise such powers during intervals between regular meetings of the Board.

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NOMINATING, GOVERNANCE & SOCIAL RESPONSIBILITY
ALL INDEPENDENT	KEY RESPONSIBILITIES
Mr. Hansen Ms. Jordan Mr. Lewis Ms. Whip
■Review annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by our shareholders.
■Review and assess the adequacy of our policies and practices on corporate governance, including the Corporate Governance Guidelines (which may be found on our website under the investor relations section at www.flagstar.com).
■Assist the Board in fulfilling oversight responsibilities with respect to environment, health and safety, corporate social responsibility, sustainability, philanthropy, corporate governance, reputation, diversity, equity and inclusion, community issues, human capital and public policy matters.
■Oversee the annual evaluation of the Board and its Committees.
■Consider prospective nominees for the Board based on the need to fill vacancies or the Board's determination to expand the size of the Board. This initial determination is based on information provided to the committee with the recommendation of the prospective candidate, as well as the committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The committee then evaluates the prospective nominee against the standards and qualifications set forth below.
■Regularly review the evolving needs of the business and the skills, experience and diversity of its members, with the intention that the Board will be periodically "renewed" as certain directors rotate off and new directors are recruited.
■Recommend to the Board the slate of directors to be nominated for election at the Annual Meeting, but the Board is responsible for making interim appointments of directors in accordance with our Articles of Incorporation and Bylaws.
■Consider director nominees proposed by shareholders of the Company. See Corporate Governance - Shareholder Nominations.

Board Nominee Standards and Qualifications
•Possessing personal and professional ethics, integrity and values, and commitment to representing the best interests of our shareholders and other constituencies;
•Reputations, both personal and professional, consistent with our culture, image and reputation;
•Relevant experience, expertise and ability to add value and offer advice and guidance to our CEO;
•Current knowledge and contacts in our industry and industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director;
•The ability to exercise sound business judgment;
•Diversity of background, skill, education and experience, as against the existing members of, or nominees to, the Board; and
•Diversity in the form of personal attributes, such as age, gender, race, ethnicity and family status.

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RISK
ALL INDEPENDENT	KEY RESPONSIBILITIES
Ms.Huynh Mr. Nyberg Mr. Schoels Mr. Treadwell
■Monitor and oversee risk in the following categories of our business: strategic, reputational, credit, interest rate, liquidity, price, operational and compliance.
■Oversee the process by which risk-based capital requirements are determined.
■Promote a culture that encourages ethical conduct and compliance with applicable rules and standards.
■Approve the appointment and removal of the Chief Risk Officer.
■Provide feedback on the Chief Risk Officer's performance.
■Review and approve the Company's significant risk assessments and risk management policies and oversee risk-related issues raised by regulatory agencies.

TECHNOLOGY
ALL INDEPENDENT	KEY RESPONSIBILITIES
Ms. Huynh Ms. Jordan Mr. Ovenden Ms. Whip
■Assist in fulfilling oversight responsibilities with respect to the overall role of technology in executing the business strategy of the Bank.
■Recommend to the Board regarding major technology investment, technology strategy, operational performance, technology trends, technology planning, investments and expenditures.

Executive Sessions of Non-Employee Directors
Non-employee directors meet in executive session at least four times per year. Neither members of management nor other employees may attend or participate in such executive sessions. The Chairman of the Board leads the executive sessions.

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Board Leadership Structure
The positions of Chairman of the Board and CEO are separate. The Board believes that separation of these positions strengthens its governance structure, fosters clear accountability and enhances alignment on corporate strategy. While our Bylaws and Corporate Governance Guidelines do not require that our Chairman of the Board and CEO positions be separate, the Board believes that this is the appropriate leadership structure for us at this time.
The Board's administration of its risk oversight function has not specifically affected the Board's leadership structure. In establishing the Board's current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively and may make future changes it deems appropriate.
Risk Management
The Board has an active role, as a whole and at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, and the associated risks. Our Compensation Committee is responsible for overseeing the management of risk relating to our executive compensation plans and arrangements led by our Chief Risk Officer. Our Audit Committee oversees management of financial risks. Our Nominating, Governance & Social Responsibility Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Our Risk Committee is responsible for monitoring and overseeing risk in the following risk categories of our business: strategic, reputational, credit, interest rate, liquidity, operational, and compliance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the full Board is regularly informed about such risks through committee reports.
Director Compensation
Our general policy is to provide non-employee directors with compensation commensurate with our peers in order to attract and retain qualified non-employee directors. We do not pay director compensation to directors who are also our employees.
The Compensation Committee is responsible for reviewing and recommending compensation and benefits for non-employee directors as reflected in the Compensation Committee charter. The compensation structure for directors in 2021 was as follows.

Position	Equity Retainer [1] (subject to one-year vesting)	Cash Retainer
Chairman of the Board (non-employee)	$200,000	$200,000
Directors (non-employee)	110,000	97,000

Committee Cash Retainers	Member	Chair
Audit	$20,000	$35,000
Compensation	5,000	15,000
Executive	5,000	5,000
Nominating, Governance & Social Responsibility	5,000	15,000
Risk	6,000	18,500
Technology	5,000	15,000
1Value on date of grant
We also reimburse reasonable expenses, including accommodations, for non-employee directors that travel to attend meetings of the Board or its committees.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	21

The table below details the compensation earned by our non-employee directors for their services in 2021.

Name	Fees Earned Or Paid in Cash	Stock Awards (1)	Total
John D. Lewis	$200,000	$200,000	$400,000
Jay J. Hansen	139,500	110,000	249,500
Toan Huynh	102,500	110,000	212,500
Lori Jordan	104,500	110,000	214,500
Bruce E. Nyberg	115,500	110,000	225,500
James A. Ovenden	149,500	110,000	259,500
Peter Schoels	103,074	110,000	213,074
David L. Treadwell	142,500	110,000	252,500
Jennifer R. Whip	132,500	110,000	242,500
(1)Represents the aggregate grant date fair value of restricted stock awards granted on January 20, 2021 for all directors. The grant date fair value is based on the closing price of our common stock on the grant date ($45.34 on January 20, 2021). Mr. Lewis was awarded 4,410 shares; the other directors were each awarded 2,426 shares. The stock awards granted to each director in 2021 constitute all of the unvested stock awards held by each such director as of December 31, 2021.

From time to time, our directors may be asked to engage in special director services, whether or not a committee of the Board has been formed for such purpose. Such services may include strategic reviews, strategic transaction oversight, major litigation oversight and like matters resulting in additional fees to compensate directors engaged in such efforts. In 2021, our directors did not receive additional compensation for special director services.
Code of Ethics and Conduct
The Board has adopted a Code of Ethics and Conduct (the "Code of Conduct") that applies to actions of our employees, officers and directors, including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, and reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. The Code of Conduct was updated in July 2018, and is reviewed at least annually by the Nominating, Governance & Social Responsibility Committee to ensure alignment with the organization's culture of compliance. A copy of the Code of Conduct may be found on our website under the investor relations section at www.flagstar.com or is available in print upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Conduct on our website.
Shareholder Nominations
While the Nominating, Governance & Social Responsibility Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations from our shareholders for nominees. Shareholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in the section of this Proxy Statement titled Shareholder Proposals for the 2023 Annual Meeting. The Nominating, Governance & Social Responsibility Committee will evaluate candidates properly proposed by shareholders in the same manner as all other candidates, as set forth above in Corporate Governance.
All shareholder nominations for new directors must be in writing and must set forth the following as to each director candidate recommended: (1) name, age, business address and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock that are beneficially owned by the nominee; and (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. Certain information as to the shareholder nominating the nominee for director must be included, such as the name and address of the shareholder and the number of shares of common stock which are beneficially owned by the shareholder. The shareholder also must promptly provide any other information requested by us.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	22

Communications with the Board or the Chairman
Individuals who have an interest in communicating directly with a director or the Board may do so by directing the communication to the "Board of Directors — [name of individual director]," "Board of Directors," or "Chairman," respectively. Following each meeting of the non-employee directors, the Chairman determines whether any communication necessitates discussion by the full Board. Any communications can be either emailed to CorporateSecretary@flagstar.com or sent to the following address: Flagstar Bancorp, Inc., Attention: Corporate Secretary, 5151 Corporate Drive, Troy, Michigan, 48098.
Succession Plan
Pursuant to the Corporate Governance Guidelines, succession planning is reviewed by the Board on an annual basis. The Board has adopted a succession plan that is consistent with industry practice and would provide for an orderly transition in case of a catastrophic event involving the Chairman and/or the CEO.
Majority Voting
In an uncontested election of directors, each director nominee will be elected if that director nominee receives the affirmative vote of a majority of votes cast. Therefore, a director nominee will be elected only if the number of shares voted "for" such director nominee exceeds the number of shares voted "against" that director nominee.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock, as of the Record Date, by all of our more than 5% Shareholders, all of our Non-Employee Directors, all of our NEOs, and our Directors and Executive Officers as a group. A total of 53,236,067 shares of common stock were issued and outstanding as of the Record Date.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power	Total	Percent of Class
More than 5% Shareholders:
BlackRock, Inc. (2)	7,542,121	—	7,661,029	—	7,661,029	14.4%
The Vanguard Group, Inc. (3)	—	46,626	5,490,075	89,561	5,579,636	10.5%
Dimensional Fund Advisors, L.P. (4)	3,693,828	—	3,765,437	—	3,765,437	7.0%
Non-Employee Directors:
John D. Lewis	108,087	—	108,087	—	108,087	*
Jay J. Hansen	40,295	—	40,295	—	40,295	*
James A. Ovenden	500	35,509	500	35,509	36,009	*
David L. Treadwell	34,408	—	34,408	—	34,408	*
Bruce E. Nyberg	24,269	—	24,269	—	24,269	*
Jennifer R. Whip	—	15,520	—	15,520	15,520	*
Peter Schoels	2,867	—	2,867	—	2,867	*
Lori Jordan	2,426	—	2,426	—	2,426	*
Toan Huynh	—	—	—	—	—	*
NEOs:
Alessandro P. DiNello	351,795	270,576	351,795	270,576	622,371	1.2%
Lee M. Smith	322,046	—	322,046	—	322,046	*
James K. Ciroli	36,322	34,109	36,322	34,109	70,431	*
Stephen V. Figliuolo	59,590	—	59,590	—	59,590	*
Reginald Davis	2,659	—	2,659	—	2,659	*
All Directors and Executive Officers as a group (16 persons)					1,373,663	2.6%
* Less than 1 percent
(1)These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Fractional shares have been rounded to the nearest whole share. Includes 10,664 restricted share units scheduled to vest on May 25, 2022, of which 2,799 are for Mr. Ciroli, 2,659 for Mr. Davis and 2,799 for Mr. Figliuolo; the remainder are attributable to two non-NEO executive officers.
(2)Based solely on a Schedule 13G/A filed with the SEC on January 27, 2022. BlackRock, Inc. is located at 553 East 52nd Street, New York, New York 10055.
(3)Based solely on a Schedule 13G/A filed with the SEC on February 10, 2022. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)Based solely on a Schedule 13G/A filed with the SEC on February 8, 2022. Dimensional Funds Advisors LP is located at Building One, 6300 Bee Cave Road, Austin, Texas 78746.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	24

Anti-Hedging Policy

In accordance with our Insider Trading Policy, directors and all Company and Bank employees are prohibited from engaging in the hedging of Flagstar common stock through "short sales" or trading any derivative securities tied to the value of Flagstar securities, including but not limited to puts, calls, equity collars, forward purchase or sale transactions, swaps and single stock futures.

Certain Transactions and Business Relationships

We and our subsidiaries regularly monitor transactions with our directors and executive officers and members of their immediate families for regulatory reporting purposes. The policies and procedures adopted by us and our subsidiaries include: (i) a written policy requiring compliance with the requirements of Federal Reserve Board Regulation O, including the prompt reporting of extension of credit to the Board; (ii) a Code of Ethics and Conduct that governs potential conflicts of interest; and (iii) an Audit Committee charter that requires the Audit Committee to conduct a review of related party transactions in order to ensure that such transactions are on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons or are otherwise fair to and in the best interests of us and our subsidiaries.

We and our subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal shareholders. Certain directors and executive officers of us and our subsidiaries, and members of their immediate families, are indebted to the Bank as customers in connection with mortgage loans and other extensions of credit by the Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collection nor presented other unfavorable features.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	25

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL SUMMARY
What is being voted on: Ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm.
Board recommendation: Our Board recommends a vote "FOR" ratification of the appointment of PwC as our independent registered public accounting firm for 2022.
The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accounting firm. The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for 2022.
Selection of our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, as a matter of good corporate practice, the Board is submitting this matter to the shareholders.
The selection of our independent registered public accounting firm will be ratified if a majority of the votes cast on this proposal are voted in favor of ratification.
If the shareholders do not ratify the selection, the Audit Committee will take the vote under advisement and consider whether to retain PwC. After doing so, it may retain that firm or another without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment of PwC, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.
Fees of Independent Registered Public Accounting Firm
The Company engaged PwC as our independent registered public accounting firm for the years ended December 31, 2021 and 2020. The following table presents fees for professional audit services rendered by PwC for the years ended December 31, 2021 and 2020 and fees billed for other services rendered during those periods. No tax services were rendered for the years ending December 31, 2021 and 2020.

PricewaterhouseCoopers	2021	2020
Audit fees (1)	$2,875,000	$3,050,000
Audit related fees (2)	303,500	527,500
All other fees (3)	650,000	45,000
Total fees paid	$3,828,500	$3,622,500
(1)These fees consisted primarily of the audit of our annual consolidated financial statements and reviews of our quarterly consolidated financial statements.
(2)Audit related fees generally include fees for assurance and related services. These fees are for professional services related to the annual HUD servicing compliance audit, comfort letter procedures, and other attestation services.
(3)Includes services not applicable to the first two categories for agreed upon procedures.
The Audit Committee has concluded that the provision of services covered under the caption "All Other Fees" is compatible with PwC maintaining its independence. None of the hours expended on PwC's engagement to audit the consolidated financial statements were attributable to work performed by persons other than PwC's full-time, permanent employees.
The Audit Committee pre-approves audit and other services performed by the independent registered public accounting firm and confirms that such services do not impair the independent registered public accounting firm's independence. In 2021, all of the services performed by our independent registered public accounting firm were pre-approved by the Audit Committee.
A representative of PwC is expected to be present at the Annual Meeting and will be available to respond to appropriate questions or make a statement at their discretion.

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AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited financial statements with management and with our independent registered public accounting firm, PwC. The Audit Committee also discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Securities and Exchange Commission ("SEC").
In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC any relationships that may impact PWC's objectivity and independence.
Based upon the review and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.
THE AUDIT COMMITTEE
Jay J. Hansen, Chairman
James A. Ovenden
David L. Treadwell
Jennifer R. Whip

Flagstar Bancorp, Inc. | 2022 Proxy Statement	27

PROPOSAL 3 - ADVISORY VOTE TO APPROVE NEO COMPENSATION

PROPOSAL SUMMARY
What is being voted on: An advisory vote to approve the compensation of our NEOs.
Board recommendation: Our Board recommends a vote "FOR" the resolution approving the compensation of our NEOs.
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we request that our shareholders cast a non-binding, advisory vote to approve the compensation of our NEOs identified in the section titled Compensation Discussion and Analysis. Every six years, we must allow our shareholders to indicate the frequency of future non-binding, advisory votes to approve the compensation of our NEOs. At our 2019 Annual Meeting of Shareholders, our shareholders voted in favor of advisory approval of NEO compensation on an annual basis. Accordingly, the Company provides shareholders with an annual opportunity to approve the compensation of our NEOs and the next such vote will occur at our 2023 Annual Meeting of Shareholders.
Our focus is to provide a compensation program that contributes to our strong pay for performance and long-term shareholder value orientation, supports our financial and strategic goals, complies with regulatory requirements, and discourages unnecessary and excessive risk-taking that could threaten our and our shareholder's interests. As we continue to develop and execute on our corporate strategies, our objective is to achieve sustainable profits and growth with superior shareholder returns over the long term. In 2021, our NEOs made and effectively managed the execution of key business and strategic decisions that enhanced our financial and operational performance in a safe and sound manner.
Details concerning how we implement our compensation philosophy and structure our compensation programs are provided in the Compensation Discussion and Analysis. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and our performance. During 2021, we remained focused on aligning the interests of our NEOs with those of the Company, which reflects our pay-for-performance philosophy, offering competitive total compensation opportunities and rewarding financial results that drive shareholder value, as described in detail in the section titled Compensation Discussion and Analysis.
In light of the foregoing, we ask that shareholders vote "FOR" the following resolution at the Annual Meeting:
"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Company's NEOs, as disclosed in the Company's Proxy Statement for the 2022 Annual Meeting pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."
Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. While this vote is advisory and not binding on us, the Compensation Committee or the Board, we value the opinions of our shareholders. Accordingly, the Board will take the results of this vote under advisement and will consider our shareholders' concerns when making future decisions regarding our NEO compensation programs.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	28

COMPENSATION DISCUSSION AND ANALYSIS
Table of Contents

Framework for Compensation Decisions	29
Our Compensation Philosophy and Guiding Principles	29
Factors Affecting Compensation Decisions	30
Compensation Governance Leading Practices	31
Shareholder Engagement	32
Environmental, Social and Governance Related Matters	33
Executive Compensation Decisions	38
Peer Group Analysis	38
Risk Assessment	38
Tax and Accounting Implications	39
Independent Compensation Consultant	39
Elements of 2021 NEO Compensation	40
Claw Back Policy	44
Director and Executive Officer Stock Ownership Guidelines	44
Compensation Committee Report	45

Framework for Compensation Decisions

Our Compensation Philosophy and Guiding Principles

Our compensation philosophy is to pay for performance, both on a long-term and short-term basis. Our performance considerations include both financial and non-financial measures, including the manner in which results are achieved, and are designed to align with and reinforce our vision and goals and promote long-term shareholder value. This philosophy is evaluated by management and the Compensation Committee on an annual basis.

Our compensation philosophy and guiding principles are based primarily on the following objectives:

ATTRACTING AND RETAINING TALENT	Offer a competitive total compensation opportunity to attract, motivate and retain the talent needed to continue to strengthen and profitably grow Flagstar and create shareholder value.
PAYING FOR PERFORMANCE	Pay executives for performance in a manner designed to motivate our executives to achieve strategic goals, prudently and within acceptable risk tolerances with a direct link to financial performance to generate long-term, sustainable shareholder value.
DISCOURAGING IMPRUDENT RISK-TAKING	Ensure appropriate risk mitigation measures are integrated into compensation programs and practices.
SHAREHOLDER FEEDBACK	Align total compensation opportunity with shareholder interests.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	29

Factors Affecting Compensation Decisions

Chief Risk Officer Input & Risk Management

■Independent risk assessment. Our Chief Risk Officer completes an independent risk assessment of the components within each compensation program. This assessment is focused on confirming that each program is appropriate and consistent with regulatory guidance. Risks associated with each component of the compensation programs are identified and evaluated to ensure those risks are appropriately mitigated. The findings of this assessment are presented to the Compensation Committee for evaluation as an element of the overall evaluation of our compensation program. See 2021 Executive Compensation Decisions below for additional detail on the independent risk assessment.

Independent Compensation Consultant Input

■Our Compensation Committee recognizes the importance of periodically engaging appropriately qualified independent compensation consultants. Accordingly, management retained nationally recognized compensation consultant, Mercer LLC ("Mercer") in 2020, to review and make recommendations for competitive compensation levels for key executives and to prepare a written report and present its findings to the Compensation Committee in 2021.
■To ensure objectivity and to preserve the integrity of their consulting advice on executive compensation, Mercer has adopted Global Business Standards to manage actual or perceived conflicts of interest. The analysis and information obtained from Mercer was used to support informed, sound decisions to recruit and retain executives for the long-term success of the Company.
■See Independent Compensation Consultant below for details on how we used our compensation consultant's advice in 2021.

Regulatory Considerations

■Our Compensation Committee considers regulatory matters and the views of our regulators when determining executive compensation. Regulatory oversight requires that we pay incentives that appropriately balance risk and reward, maintain effective controls and risk management related to our compensation practices and provide active and effective oversight, including oversight by our Board of Directors.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	30

Compensation Governance Leading Practices

Our compensation philosophy provides guiding principles that drive compensation-related decision-making across all levels of the Company. We strive to clearly communicate our compensation philosophy to promote company-wide fairness and consistency. We believe the effectiveness of our compensation program is dependent upon aligning sound pay-for-performance practices with our compensation philosophy.

OUR COMPENSATION PHILOSOPHY
✓	Separation of duties We separate the roles of Chairman of the Board and CEO.	✓
Portion of variable pay is in deferred equity
We reward our NEOs for sustained increases in shareholder value by paying a substantial portion of their compensation in stock and other stock-based grants vesting over periods of no less than 3 years.

✓
Pay at risk
A significant portion of short-term compensation is
"at-risk" and contingent upon the achievement of performance goals that are integrally linked to shareholder value and safety and soundness.
		✓	Risk assessment Our Chief Risk Officer performs an annual assessment of compensation programs to ensure programs drive results aligned with Company strategy and do not encourage imprudent risk taking.
✓	Compensation consultants We periodically engage independent compensation consultants. See 2021 Executive Compensation Decisions for results.	✓	Shareholding requirements We mandate stock ownership guidelines that require NEOs to retain significant equity in the Company to align executives’ long-term interests with those of our shareholders.
✓	Claw back provisions Our Claw Back Policy enables us to cancel or reduce unvested awards and require repayment of previously paid compensation, if appropriate.	✓	Robust anti-hedging provisions We require NEOs to annually represent that they are not hedging interests they have in Flagstar securities in accordance with our no-hedging policy.
✓	Compensation Committee approval for grants We require that the Compensation Committee approve any grants.	✓
"Double Trigger" change in control provisions
Our employment agreements and change in control agreements with select NEOs require a qualifying termination in connection with a change in control to trigger vesting.

SOUND GOVERNANCE AVOIDS POOR PAY PRACTICES
✗	No guaranteed bonuses We do not provide guaranteed bonuses, except for signing bonuses at the time of hire.	✗	No re-pricing of stock options We offer grants of restricted stock units, not stock options, which avoid re-pricing of stock options.
✗	No special severance We don't provide severance payments for "cause" terminations or voluntary resignations.	✗	No pledging or prohibited trades We don't allow pledging of Flagstar stock and prohibit trades of Flagstar securities in margin accounts.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	31

Shareholder Engagement

Flagstar and our Board believe that accountability to our shareholders is key to sound corporate governance principles and, as such, regular and transparent communication with our shareholders is essential to our long-term success.

Our Approach

Members of our management team have historically engaged a wide range of stakeholders, including shareholders, fixed income investors, rating agencies, proxy advisory firms, prospective shareholders, and others throughout the year to discuss our corporate strategy, financial performance, credit risks, capital management, and other pertinent topics. We continually evaluate our engagement practices and refine our process as we seek to build relationships with our investors and proactively engage to understand their perspectives. We are engaged with our investor base and often meet with current and prospective investors at their request. We are committed to an open dialogue where investor views and priorities may be gathered and discussed, thereby informing and guiding a deliberative decision-making process with a diverse shareholder base in mind. While we continued to conduct year-round engagement with our investors in 2021, we suspended much of our proactive outreach in the latter half of 2021 due to the pending merger with New York Community Bancorp, Inc.

Say on Pay Shareholder Vote Results

Our Say on Pay vote in 2021 received the support of approximately 89% of our shareholders that voted, up from 58% in 2020.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	32

Environmental, Social, and Governance Related Matters

Flagstar has a long history of community involvement and we have been intentional in building a strong culture based on our corporate values. We have expanded communications on our website with respect to certain Environmental, Social and Governance (“ESG”) related matters in an effort to improve investor access to key information about our evolving ESG practices and oversight. Our first Corporate Social Responsibility Report ("Community Report") was published in 2019, and we have published a Community Report every year since. The 2022 Community Report will be published in advance of the annual meeting and will be available on our website under the ESG section at www.flagstar.com.

Our 2022 report includes a broader scope of our activities reflecting our continued efforts to focus on environmental, social and governance matters, including more detail about our baseline, targets and progress toward those targets. In 2021, we engaged a vendor to support our materiality assessment and assessment of our ESG activities in comparison with our peers, and to help us structure our ESG priorities for the future.

In 2021, the Board updated the name and charter of the Nominating, Governance and Social Responsibility Committee to include oversight responsibilities with respect to ESG and DE&I matters in order to formally integrate ESG into our corporate strategy and board oversight, including identification and management of ESG risks where appropriate.

To learn more about what Flagstar is doing to live into our values, visit flagstar.com/ESG, or engage with us on social media: Flagstar Bank on Facebook, Flagstar Bank on LinkedIn, or @Flagstar on twitter.

HUMAN CAPITAL MANAGEMENT

Our culture is defined by our corporate STAR values.

Service
To continue to deliver on these values, it is crucial that we attract and retain talent by creating an inclusive, equitable, safe and healthy workplace. We strive to build and maintain high-performing teams and provide opportunities for our employees to grow and develop in their careers, supported by strong compensation, benefits, and health and welfare programs.

Trust
Accountability
Results

Talent development and retention

Our associates are the driving force behind our success, underpinning every aspect of our strategy and helping us deliver value to our customers, shareholders and communities. We strive to enhance the skills of our workforce by offering collaborative and effective training programs, including eLearning opportunities. We offer a Leading Like a STAR management development program, as well as a STAR Values development program for all team members, which is a suite of workshops focused on the Company's core values.

Flagstar Bancorp, Inc. | 2022 Proxy Statement	33

Employee benefits and well-being
We provide a competitive, market-based compensation and benefits program to help meet the needs of our employees. In addition to salaries, these programs include:

Financial Advantages
■$15 per hour minimum wage
■401(k) employer match
■Mortgage rate discounts and free checking accounts
■Referral bonuses

Employee/Family Benefits
■Over 3 weeks paid time off for most employees
■Ten corporate holidays, plus one floating holiday
■Paid community involvement day (each employee is granted one paid day off to devote to community service)
■Paid wellness day
■Up to five paid days for bereavement
■Paid short-term disability leave (up to 26 weeks)
■Paid time off to vote

Well Being
■Subsidized insurance offering (including medical, dental, life, disability)
■Voluntary benefit offerings (including vision, flexible spending accounts, accident, hospital, critical illness, group legal, auto, home, pet)
■Employer Health Savings Account contribution
■Employee assistance program - mental health and well-being support
■Financial wellness / coaching program
■Free immunizations (physician or pharmacy)

Diversity, equity and inclusion

We have four full-time employees dedicated solely to ESG efforts, one of whom focuses 100 percent of their time on DE&I initiatives.

We believe that a diverse workforce is critical to our long-term success. We strive to build and leverage a diverse, inclusive and engaged workforce that inspires all individuals to work together towards a common goal of superior business results by embracing the unique needs and objectives of our customers and community. Our DE&I vision is built around five pillars:

1	Acquiring and retaining diverse customers
2	Hiring and maintaining a diverse team
3	Engaging and developing our team members
4	Connecting with the communities we serve
5	Engaging diverse suppliers

Each of these pillars has a senior leader within the Bank who is responsible for driving DE&I efforts in talent acquisition, talent retention, community connectivity, and a diverse supplier and customer base. We have formed a DE&I Advisory Council comprised of senior executives including our CEO to govern our overall program and monitor the progress of our pillars. We strive to achieve our DE&I vision by hiring great people who represent the talents, experiences, background and diversity of the communities we serve. In addition, we are focused on crafting financial products and services tailored to make a real difference to our customers.

Our commitment is reflected in established policies that govern the approach to our workforce, including our Diversity, Equity and Inclusion Policy. In addition, our CEO, Mr. DiNello, joined more than 250 CEOs nationwide in signing the CEO Action for Diversity & Inclusion. By endorsing this pledge, Flagstar has committed to take measurable actions to create a work environment where corporate diversity, equity and inclusion thrive. These policies come to life in our recruiting strategies, diversity, equity and inclusion training and employee resource groups ("ERGs"), which are key to our efforts. Our ERGs, which are led by employees and partnered with an executive sponsor, provide our associates access to coaching, mentoring and professional development.

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As of December 31, 2021, our efforts have been focused on the following nine ERGs within Flagstar:

ERG Groups
African American	Native American
Asian-Indian	People with Disabilities
Hispanic / Latinx	Women
LGBTQ	Young Professionals
Military Veterans

Let's Talk About It Sessions

Beginning in 2020, as a response to events occurring in the world, we began hosting monthly Let's Talk About It sessions for employees to engage in complex conversations to gain understanding and evolve our culture towards our DE&I goals. Our CEO kicked off the inaugural two hour Let's Talk About It session led by racial equity experts. In 2021, we hosted the following Let's Talk About It sessions:

■Mindfulness
■Flagstar's Overview on Equity
■Meet Our New Board Members
■Understanding the Generational Divide and the Gaps
■Authenticity in the Workplace - The Asian American Story
■2021 DEI Survey Results
■Understanding the Community - the Burmese Experience

Our executive team is comprised of ten individuals, including our five active NEOs. See below for breakdowns of our executive team and director nominees (see Director Nominees for more information on our director nominees) by gender and racial/ethnic diversity:

Executive Team		Director Nominees
30% Women	30% Racial / Ethnic Minorities	30% Women	20% Racial / Ethnic Minorities

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Employee engagement

We regularly conduct employee surveys to assess the job satisfaction of our employees and use information from the surveys to improve our ability to attract, develop and retain talented employees and ensure our long-term success.

Flagstar also monitors various external ratings as part of our own assessment of our programs and progress. Among other recognition, we are proud to have earned the following awards in 2021:

■Metro Detroit’s 101 Best and Brightest Places to Work For (5th consecutive year)
■National Best and Brightest Places to Work (5th consecutive year)
■Detroit Free Press Top Workplaces (5th consecutive year)
■DiversityInc Noteworthy Company (2nd consecutive year)
■Crain’s Fast 50 Company in Southeast Michigan (2nd consecutive year)

COVID-19 response and workplace safety

The health and well-being of our team members is our top priority. In response to the COVID-19 pandemic, we implemented a robust set of safety protocols designed to protect the health and safety of our employees and customers. As we prepare for our intended return to the office in 2022, we will continue some of the safety protocols previously established and be prepared to adjust as needed.

ENVIRONMENTAL

Flagstar cares about our environmental footprint and work is underway to set a baseline and goals to reduce our direct impact on the environment as well as to identify ways in which we can work with our suppliers and customers to be more responsible when it comes to the environment and climate change.

In May 2019, Flagstar formed a corporate responsibility team to help Flagstar deliver on its commitment to create positive and equitable opportunities for our employees, communities, suppliers, customers and our planet. In 2021, we worked to better understand our organization's environmental impact, including, among other useful data points, our Scope 1 and Scope 2 greenhouse gas emissions ("GHG"). Our corporate responsibility team spent much of the year collecting, analyzing, and creating an inventory of the needed data to perform a baseline assessment of our carbon footprint. The results of our GHG inventory assessment will be disclosed in the 2022 Community Report that will be available on our website under the ESG section at www.flagstar.com. As we look to the future, the corporate responsibility team is working to identify reduction targets for our own GHG, with a goal of future disclosures of these reduction targets on our ESG website. The corporate responsibility team is also reviewing recommendations from the Task Force on Climate-Related Financial Disclosures as well as the Greenhouse Gas Protocol and plans to further enhance the reporting based on the guidance from these organizations in the future.

COMMUNITY REINVESTMENT

The Community Reinvestment Act ("CRA") of 1977 encourages certain insured depository institutions to help meet the credit needs of the communities in which they are chartered, including low- and moderate-income neighborhoods, consistent with the safe and sound operations of such institutions.

Flagstar's approach aims beyond simply investing - we work to find sustainable solutions. Our employees volunteer their expertise and time in support of our communities. In addition, Flagstar provides multiple down payment assistance programs, specialty mortgage programs that invest in our communities (CRA focused) and Federal Home Loan Grant programs. Further information is available on our website under the "Community Involvement" section at www.flagstar.com. In its most recent review of Flagstar’s community reinvestment activities, the Comptroller of the Currency, Flagstar’s primary regulator, gave Flagstar an Outstanding rating, the highest available.

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FLAGSTAR FOUNDATION

We believe in the importance of corporate philanthropy and giving back to the communities around us. Flagstar looks to support charitable causes and provide grants to nonprofit organizations that align with our corporate philanthropy priorities within our key market areas. Further information is available on our website under the "Flagstar Foundation" section at www.flagstar.com.

Corporate Philanthropy Priorities
Workforce readiness	Arts and culture	Financial capability
We support organizations preparing individuals with barriers to employment to earn a living wage. Examples of programs we support are:

• Apprenticeship programs
• Skilled trades training
• STEM or STEAM initiatives
• Literacy
• Small business development and counseling

We support organizations addressing artistic cultural diversity for individuals from underserved communities to discover and develop their creative abilities. Examples of programs we support are:

• Visual, musical, and performing arts organizations
• Arts educational programs
• Community performances and exhibits

We support organizations serving underserved low to moderate income individuals to build knowledge, well-being, security and confidence. An example of a program we support is:

•VITA tax preparation assistance

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2021 Executive Compensation Decisions

In 2021, compensation arrangements for our NEOs remained focused on aligning the interests of our NEOs with those of the Company and its shareholders, while maintaining market-competitive levels. Each NEO participates in our annual incentive program tied to short-term performance. In addition, our NEOs also participate in long-term incentive programs consisting of time-based and performance-based equity awards.

Peer Group Analysis

To ensure that compensation levels for our key executives, including NEOs are appropriate, we benchmark total compensation levels against our peer group in conjunction with our executive team, Mercer LLC and our Board of Directors. The peer group includes publicly traded companies with the same Global Industry Classification Standard code for regional banks and thrifts and mortgage companies.

The following companies make up our peer group:

Associated Banc-Corporation	Old National Bancorp	UMB Financial Corporation
Commerce Bancshares, Inc.	PennyMac Financial Services, Inc.	Umpqua Holdings Corporation
F.N.B. Corporation	Pinnacle Financial Partners, Inc.	United Bankshares
Fulton Financial Corporation	South State Corporation	Valley National Bancorp
Hilltop Holdings, Inc.	Texas Capital Bancshares, Inc.	Webster Financial Corporation
Mr. Cooper Group, Inc.	TFS Financial Corporation	Western Alliance Bancorp
Northwest Bancshares, Inc.	Trustmark Corporation	Wintrust Financial Corporation

Our peer group is comprised primarily of traditional community banks and select mortgage banks with total assets ranging from $14 billion to $56 billion as of December 31, 2021. Our unique relationship-based business model has three distinct businesses, including a diverse mortgage origination business that closed $48 billion in loans during 2021. This significant source of income is not fully captured by our asset size. This distinction causes us to target our NEOs’ total compensation opportunities near the 75th percentile overall. Although this benchmark is above median, we believe our approach is appropriate to ensure we are able to attract top talent to our Company in line with the added complexity of our business due to our unique business model as compared to our peer group. We ensure that a substantial portion of NEO compensation is variable in nature. That variable pay opportunity is directly tied to a mix of short-term and long-term Company performance targets that we believe aligns with the interests of our shareholders.

For non-NEOs, we generally use the market median as a reference for competitive pay. We believe our mix of compensation helps us to retain key executives and to ensure that the interests of our leadership are aligned with those of our shareholders.

Risk Assessment

Our Chief Risk Officer completed an independent risk assessment of the design of the 2021 incentive programs, including identification of risks and mitigating factors associated with each component. The findings of this assessment were presented to the Compensation Committee for review, and our Chief Risk Officer's view was that the programs continue to contain well-balanced components with appropriate risk mitigants included in the design.

We do not believe that our compensation policies and practices encourage undue risk-taking, or give rise to risks that are reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, we considered the following factors:

■Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.
■The variable (cash incentive and equity incentive) portions of compensation are designed to reward both annual performance and longer-term performance. We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our long-term best interests.

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■The vast majority of our executive management’s incentive compensation is based on the performance of the Company as a whole as measured by corporate earnings per share. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single business unit to the detriment of our Company as a whole.
■Our senior executives are expected to maintain ownership of a significant amount of our stock, as described in Director and Executive Officer Stock Ownership Guidelines. We believe such ownership incentivizes our executives to consider the long-term interests of our Company and our shareholders, and discourages excessive risk-taking that could negatively impact our stock price and our Company as it aligns their personal interests with those of our shareholders.
■We maintain a Claw Back Policy, described below, under which the Board may require executive officers to return incentive compensation under certain circumstances.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally disallows federal tax deductions for compensation in excess of $1 million for certain executive officers. Prior to 2018, we were permitted to take a federal income tax deduction for qualifying “performance-based compensation” as defined under Section 162(m) of the Internal Revenue Code without regard to the $1 million limitation. However, the Tax Cuts and Jobs Act of 2017 repealed the performance-based exception (other than compensation provided pursuant to a binding written contract in effect as of November 2, 2017, that qualifies for transition relief). The Compensation Committee considers financial reporting and income tax consequences when it analyzes the overall level and mix of compensation among individual pay elements. The Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the NEOs, regulatory limitations, and the desire to maximize the corporate deductibility of compensation, while at the same time focusing on ensuring an appropriate and clearly articulated relationship with reported earnings and other closely followed financial measures.

We believe that the potential cost of lost tax deductions is reasonable and necessary in order for us to effectively motivate and retain key executives and remain competitive with peer financial institutions. For that reason, the Compensation Committee and the Board have approved compensation programs for 2021 that are tied to performance that do not allow for the full tax deduction under Section 162(m) of the Internal Revenue Code. It is the intention of the Compensation Committee and the Board to preserve transition relief where reasonably possible.

Independent Compensation Consultant

Under its charter, the Compensation Committee has the authority to retain and terminate any consultant to be used to assist in the evaluation of executive officer compensation, or any other matter deemed necessary by the Compensation Committee, and to approve the consultant's fees.

Management periodically engages compensation consultants to review and make recommendations for competitive compensation levels for key executives. The last review was performed by Mercer in 2020 and the results of the review were presented to the Compensation Committee in 2021. The review focused on providing insight on a variety of compensation matters and culminated with a written report that summarized Mercer's findings. Mercer conducted analyses to recommend our peer group using the following factors: comparable lines of business, revenue, assets, number of employees, geographic presence, and similar Global Industry Classification Standard code. Mercer also analyzed total compensation for key executives and our Board of Directors as compared to our peer group. In addition to total compensation, this analysis focused on the balance of base compensation (salary) with our short- and long-term incentive programs. This analysis found that our total compensation is consistent with our peer group and with our 75th percentile target for NEOs. All results were presented to the Compensation Committee.

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Elements of 2021 NEO Compensation

Our compensation program provides for an appropriate mix between base salary, cash and equity incentives that vest over time. Below is a summary of the elements of compensation for the 2021 performance year.

Fixed Compensation

■We provide the NEOs with a base salary that is set within a competitive market range to attract and retain top talent.
■Base salaries vary depending upon the executive’s role, performance, experience and contribution and are the foundation from which incentives and other benefits are determined.
■The Compensation Committee reviews base salary annually and may adjust salaries based on changes in responsibilities, significant achievements or personal performance against pre-set goals and competitive market conditions.
■The NEOs' salaries were not increased during 2021.

Variable Compensation

The Company has the following forms of variable compensation (see below for details on each program):

■Annual Incentive Program ("AIP")
■Long-Term Incentive Program ("LTIP")
■2018 Executive Long-Term Incentive Program ("2018 ExLTIP”)

Annual Incentive Program ("AIP")
■Short-term, annual cash incentive award based primarily upon overall Company performance.
■The primary performance metric considered in the 2021 AIP design was diluted earnings per share ("EPS") adjusted for AIP expense.
■The cash award can range from 0 percent to 150 percent of the target based upon performance results. Payments are not made under the AIP unless a minimum performance threshold is met. Due to the extraordinary financial performance of the Company in 2021 the NEOs' AIP payouts were paid at 150 percent of their AIP payout targets.
■The EPS target of $6.65 was consistent with our 2021 budget approved by the Board and was an increase of 69 percent compared to the prior year budget, reflecting the expectation of continuous growth in line with the mortgage market in 2021. These amounts were approved by the Compensation Committee based upon Board approved financial and operational plans developed by management. The Board approves the budget and strategic plan when they are satisfied that the financial and operational plans, considering the current interest rate environment and independent mortgage market volume estimates, amongst other things, will produce appropriate results primarily as measured by EPS, return on assets and return on equity. By utilizing the goals developed in this program, the Compensation Committee believes it is able to hold management accountable in an objective manner that aligns with shareholder interests.

The following table provides AIP targets and payouts for our active NEOs, as a percentage of base salary1:

	Target	Payout
Name
Alessandro P. DiNello	150%	225%
Lee M. Smith	125%	188%
James K. Ciroli	100%	150%
Stephen V. Figliuolo	71%	107%
Reginald Davis	100%	150%
1 Final award percentages interpolated on a linear basis based on actual level of performance between threshold and target, and target and maximum.

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Long-Term Incentive Program ("LTIP")
The Compensation Committee believes long-term restricted stock unit grants ("RSUs") align the interests of our NEOs with those of shareholders by tying the NEOs' compensation with stock performance and Company financial performance. To achieve this objective, NEOs are granted long-term RSUs annually.

RSU Grant Composition
45%
55%
Performance-based
Time-based

Performance-based RSUs
■Subject to an earnings per share goal for the seven-quarter performance period: second quarter 2021 through fourth quarter 2022.
■Vests approximately 2.5 years after grant date, one year following the conclusion of the seven-quarter performance period.
■The seven-quarter EPS goal is approved by the Compensation Committee based upon the 2021 budget and strategic plan approved by the Board. These amounts were approved by the Compensation Committee based upon Board approved financial and operational plans developed by management. The budget and strategic plan are approved when the Board is satisfied that the financial and operational plans, considering the current interest rate environment and independent mortgage market volume estimates, amongst other things, will produce appropriate results primarily as measured by EPS, return on assets and return on equity. By utilizing the goals developed in this program, the Compensation Committee believes it is able to hold management accountable in an objective manner that aligns with shareholder interests.
■Awards are not earned unless a baseline earnings per share is achieved. Participants earn awards against the predetermined payout scale as follows:

Payout Opportunity under LTIP
% of EPS Goal Achieved	< 80%	80%	100%	>=140%
Payout	0%	50%	100%	150%

Time-based RSUs
■Graded vesting over a 3-year period:

Vesting Schedule for 2021 Grants
2022	25%
2023	25%
2024	50%

In 2021, awards under the LTIP were granted based upon a percent of base salary: 114 percent for Mr. DiNello, 76 percent for Mr. Smith, 100 percent for Mr. Ciroli, 118 percent for Mr. Figliuolo, and 100 percent for Mr. Davis.

Recent Performance Compared to Target
The 2019 award that paid out in December 2021 had a target EPS of $5.30 for the seven-quarter performance period from second quarter 2019 through fourth quarter 2020. Our actual EPS results of $7.42 for that seven-quarter period exceeded the EPS target by 140 percent, resulting in a 150 percent payout.

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The 2020 award earned in December 2021 had a target EPS of $5.48 for the seven-quarter performance period from second quarter 2020 through fourth quarter 2021. Our actual EPS results of $7.67 for that seven-quarter period exceeded the EPS target by 140 percent, which will result in a 150 percent payout upon vesting.
2021 LTIP Awards
Mr. DiNello and Mr. Smith each received a 2021 LTIP award consisting of performance-based and time-based RSUs, consistent with the performance and time components discussed above. The 2021 LTIP awards to the other NEOs consisted entirely of time-based RSUs in light of the pending merger with New York Community Bancorp, Inc. and our focus on the retention of those employees.

2018 Executive Long-Term Incentive Program ("2018 ExLTIP”)
In early 2018, the Company implemented a long-term incentive compensation program for the CEO and President of Mortgage (formerly Chief Operating Officer ("COO")) (together the “2018 ExLTIP Executives”) that provided the opportunity to earn equity awards. This program was intended to reward the executives for completing the process of restoring the financial strength of our Bank and resolving the troubled conditions that existed when these two individuals started their CEO and COO roles. Additionally, the program was designed to align their incentives to Company performance and shareholders' interests.

The 2018 ExLTIP is made up of two award components:

Performance RSUs	Performance RSUs tied to volume weighted average price of stock ("VWAP"); must achieve performance metrics and complete 4 years of service from grant date for award to vest.
Time-Based RSUs	Time-based RSUs vest annually over 4 years upon the completion of each year of service.

Performance RSUs
■One-time grant in early 2018 earned based upon growth in share price and the completion of the requisite 4-year service period.
■50% of the Performance RSUs are earned if the VWAP over any 90-day period is at least $40 and 50% of the Performance RSUs are earned if the VWAP over any 90-day period is at least $44. The $40 and $44 VWAP performance thresholds were achieved on February 11, 2021 and March 15, 2021, respectively.
■Additionally, the 2018 ExLTIP Executives must complete a 4-year service period which ends on March 20, 2022.
■Up to 50 percent of the Performance RSUs are subject to forfeiture. The Compensation Committee examines the defined liquidity and asset quality requirements annually at the end of each of the first four years following the issuance of the grant, and if they are not met at that time, 12.5% of the originally granted Performance RSUs are forfeited.

Time-Based RSUs
■One-time grant in early 2018 that vests annually in 25 percent increments upon the completion of each of four years of service.
■The first two installments vested in December 2018 and December 2019. The remaining shares vested on August 12, 2020, when MP Thrift Investments L.P. executed on a secondary offering that resulted in its ownership percentage being less than 30%.

Rationale for 2018 ExLTIP. The Compensation Committee approved the 2018 ExLTIP to encourage our two most senior executives to continue their service with the Company, to appropriately reward them for the outstanding success achieved in restoring the Company to financial soundness and business success, and to incentivize them to continue execution of the long-term process of restoring Flagstar as a pre-eminent banking institution. We have not offered a program similar to the 2018 ExLTIP since 2018 and we do not intend to offer a similar compensation program in magnitude or design in the future.

The program design and implementation also was shaped by the understanding between the Company and these executives as to our intended compensation program, and historic circumstances that have in some instances delayed implementation of the long-term portion of the program. At the time that the 2018 ExLTIP Executives were appointed to

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the CEO and COO roles, the Company was not in a position to provide this long-term equity compensation program due to regulatory constraints at that time. The Compensation Committee determined the recovery of our stock price would be the best measure of the success of our senior management. Significant stock price growth could be achieved only if the 2018 ExLTIP Executives built an effective management team, resolved litigation and other significant threats to the Company, restored the financial soundness of the Bank and achieved consistent operating profitability.

The Compensation Committee believes that our long-term equity incentives for the 2018 ExLTIP Executives have been appropriate vehicles for providing awards that are well-aligned with the substantial value delivered to shareholders. The Compensation Committee considered the annualized value of the 2018 ExLTIP over the 4 year service period (alone and together with other compensation elements) in comparison to compensation paid by our peer companies, and recognized that the competitive positioning of compensation under our program is at the top end of the peer group. The Compensation Committee believes this result is acceptable, in the context of a program designed to strongly incentivize delivery of value to our shareholders. This program was offered in 2018 as a follow-up to the previous 2015 ExLTIP program. We have not offered a similar program since 2018 and we do not intend to offer a similar compensation program in magnitude or design in the future. We intend to grant future awards to NEOs under the LTIP similar to those provided in 2019, 2020 and 2021.

The 2018 ExLTIP includes terms intended to discourage undue risk-taking. The awards use performance goals that differ from those used in our annual incentives, so that together our annual and long-term programs create a blend of incentives for pursuing profitability and growth, balanced with maintaining the Company’s soundness and managing risk. Portions of the awards are forfeitable if asset quality and liquidity standards are not met or if the Company does not remain well-capitalized. The Compensation Committee examines these terms annually at the end of each of the 4-year service periods and if they are not met at that time, 12.5% of the originally granted Performance RSUs are forfeited.

The following table provides a summary of all awards granted to the 2018 ExLTIP Executives under the 2018 ExLTIP:

	Grant	Year Granted	% Vested at 12/31/21	Vesting Schedule
Alessandro P. DiNello
Performance RSUs	227,273	2018	94%
The performance hurdles for these awards have been met. The unvested portion of the award is pending the outcome of a quality review based on the Company's achievement of certain levels of asset quality and liquidity as compared to our peer group.

Lee M. Smith
Performance RSUs	113,636	2018	94%
The performance hurdles for these awards have been met. The unvested portion of the award is pending the outcome of a quality review based on the Company's achievement of certain levels of asset quality and liquidity as compared to our peer group.

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Other Benefits

Perquisites
■We provided perquisites to the NEOs that the Compensation Committee believes to be reasonable and consistent with our compensation program and market practices.
■The Compensation Committee believes that the perquisites provided are a component of the compensation program that enabled us to recruit and retain the NEOs.
■The perquisites primarily include club memberships and automobile allowances.

Severance and Change in Control Benefits
■Select NEOs may be entitled to severance and change in control benefits. For additional information, see Executive Compensation - Potential Payments upon Termination, Change in Control, Death or Disability, or Retirement.

Retirement Benefits
■The NEOs, along with all of our employees, are eligible to participate in our 401(k) plan. This benefit is designed to enable our employees to save a portion of their salary for retirement in a tax-advantaged manner.
■We match eligible employee contributions at 100 percent of the first two percent and 50 percent of the next four percent, representing a maximum 4% match, effective January 1, 2021.

Employee Stock Purchase Plan
■The Employee Stock Purchase Plan ("ESPP") was designed to encourage employees to invest in our Company and increase the alignment of our employees interests with those of our shareholders. Employees were able to purchase shares of the Company's common stock at a 15 percent discount through payroll deductions. The program was terminated on June 30, 2021 due to the pending merger with New York Community Bancorp, Inc.
■Our NEOs were eligible to participate in the ESPP.

Health and Welfare Benefits
■These benefits are intended to protect against catastrophic personal expenses including medical, dental, vision, disability and life insurance and to encourage our employees to proactively manage their health for their and our long-term success.
■All NEOs are eligible to participate in our health and welfare benefits that are available to all employees.
■In addition, our CEO was provided with supplemental life and supplemental short-term disability coverage.
■Our President of Mortgage was provided with supplemental short-term disability coverage.

Claw Back Policy

Under the Company's Claw Back Policy, we may recoup incentive compensation paid to an executive officer in the event an accounting restatement occurs as a result of material non-compliance under any financial reporting requirements. If the restated results would have afforded a lower incentive payout, the Board may, in its discretion, seek reimbursement of the difference for the three-year period preceding the restated period. Recoupment can include cancellation of unvested equity awards.

Director and Executive Officer Stock Ownership Guidelines

Stock ownership requirements for our Directors and Executive Officers are included in our Corporate Governance Guidelines and are summarized in the table below.

Position	Minimum Equity Required to Base Salary Ratio (1)	Time Period to Achieve Minimum Equity Level
CEO	5 to 1	Within five years of assuming the CEO role
Non-employee Director	3 to 1	Within five years of the date they began serving as a Director
Executive Vice President	2 to 1	Within seven years of assuming the EVP role
(1)For our Directors, the comparable metric is base cash retainer.

All Directors and Executive Officers were in compliance with the guidelines as of the Record Date.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our NEOs, as well as our employees generally. The Compensation Committee regularly conducts a broad review of current compensation programs to ensure that they do not subject us to unnecessary or excessive risk or encourage employees to manipulate our earnings, and periodically seeks the assessment of the Chief Risk Officer in that regard.
Following our established Risk Review Process, our Chief Risk Officer met with management and the Compensation Committee regarding whether the compensation programs for 2021 are properly structured so as to deter undue risk taking among the NEOs and the business unit managers that report to them. The Compensation Committee reviewed the Chief Risk Officer’s reports related to review of the Company’s incentive and other compensation programs.
The Compensation Committee also determined that, based upon the analysis by our Chief Risk Officer, the overall level of incentive compensation that we award is not excessive as compared to incentive compensation awarded to employees of comparable institutions in our selected peer group.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.
THE COMPENSATION COMMITTEE
James A. Ovenden, Chairman
Lori Jordan
Bruce E. Nyberg
David L. Treadwell

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EXECUTIVE COMPENSATION

2021 Compensation Breakdown
Summary Compensation Table
The following table summarizes the salary and incentive compensation awarded to our NEOs:

Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards (1)(2)(3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation	Total
Alessandro P. DiNello President and CEO
	2021	$1,000,000	$—	$1,135,945	$2,250,000	$90,552	$4,476,497
	2020	1,000,000	$—	412,268	2,250,000	71,909	3,734,177
	2019	1,000,000	—	735,218	1,620,000	97,903	3,453,121
Lee M. Smith Executive Vice President and President of Mortgage
	2021	750,000	—	567,923	1,406,000	44,848	2,768,771
	2020	750,000	—	206,143	1,406,000	33,745	2,395,888
	2019	750,000	—	367,625	1,011,500	35,428	2,164,553
James K. Ciroli Executive Vice President and Chief Financial Officer
	2021	500,000	—	500,013	750,000	23,427	1,773,440
	2020	500,000	—	500,010	750,000	21,025	1,771,035
	2019	500,000	—	500,007	540,000	17,559	1,557,566
Stephen V. Figliuolo Executive Vice President and Chief Risk Officer
	2021	425,000	—	500,013	450,000	15,483	1,390,496
	2020	425,000	—	500,010	452,500	13,854	1,391,364
	2019	425,000	—	500,007	325,000	13,293	1,263,300
Reginald E. Davis Executive Vice President and President of Banking
	2021	475,000	—	475,004	712,500	143,560	1,806,064
(1)Stock awards in 2021 include grants made under the LTIP.
(2) The value of the stock awards is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. See Notes 1 and 20 to the Company's audited consolidated financial statements for the year ended December 31, 2021 included in Form 10-K filed with the SEC on March 1, 2022 for a discussion of the relevant assumptions used in calculating these amounts.
(3) Mr. DiNello and Mr. Smith each received both performance-based RSUs and time-based RSUs under the LTIP in 2021. If the highest level of performance conditions with respect to the performance-based RSUs granted in 2021 is satisfied, then the value of all RSUs granted in 2021, determined as of the grant date, would be as follows: Mr. DiNello - $1,448,320, Mr. Smith - $724,110. Mr. Ciroli, Mr. Figliuolo, and Mr. Davis received only time-based awards in 2021, due to pending merger with New York Community Bancorp, Inc. and our focus on the retention of those employees.
(4) All earnings listed as "Non-Equity Incentive Plan Compensation" are payments tied to the Annual Incentive Program (AIP).

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All Other 2021 Compensation

Name	Perquisites and Other Personal Benefits (1)	Company Contributions to 401(k) Plan	Life Insurance Premiums (2)	All Other Compensation
Alessandro P. DiNello	$74,600	$11,600	$4,352	$90,552
Lee M. Smith	44,038	—	810	44,848
James K. Ciroli	9,505	11,600	2,322	23,427
Stephen V. Figliuolo	319	11,600	3,564	15,483
Reginald E. Davis	129,767	11,600	2,193	143,560
(1)Perquisites include automobile allowances, communication allowances, dividend equivalents and social dues. The amount reflected for Mr. DiNello includes a car allowance of $12,000, club dues of $60,131 and a communication allowance of $960. The amount for Mr. Smith includes a car allowance of $14,250 and club dues of $29,034. The amount for Mr. Davis includes relocation expenses of $125,357.
(2)Includes group life insurance premiums.

Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan-based awards made to each NEO in 2021.

		Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible or Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of All Other Units (3)	Grant Date Fair Value of Stock Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alessandro P. DiNello	3/15/21	$750,000	$1,500,000	$2,250,000	6,250	12,500	18,750	10,228	$1,135,945
Lee M. Smith	3/15/21	468,750	937,500	1,406,250	3,125	6,250	9,375	5,113	567,923
James K. Ciroli	5/25/21	250,000	500,000	750,000	—	—	—	11,196	500,013
Stephen V. Figliuolo	5/25/21	150,875	301,750	452,625	—	—	—	11,196	500,013
Reginald E. Davis	5/25/21	237,500	475,000	712,500	—	—	—	10,636	475,004
(1)Represents the annual cash incentive award under the AIP. The actual amount earned by each NEO for fiscal year 2021 is reported in the Summary Compensation Table. If the minimum performance threshold is not met the NEO would receive $0.
(2)Includes performance-based RSUs granted in 2021 under the LTIP. If the minimum performance threshold is not met, the NEO would receive zero shares.
(3)The amounts represent time-based RSUs granted in 2021 under the LTIP.
(4)The value of the stock awards is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. See Notes 1 and 20 to the Company's audited consolidated financial statements for the year ended December 31, 2021 included in Form 10-K filed with the SEC on March 1, 2022 for a discussion of the relevant assumptions used in calculating these amounts.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding unvested stock awards held by each of our NEOs at December 31, 2021:

	Time-Based Stock Awards			Performance Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)		Number of Unearned Shares or Units That Have Not Vested	Market or Payout Value of Unearned Shares or Units That Have Not Vested (1)
Alessandro P. DiNello	23,011	$1,103,147	(2)	25,000	$1,198,500	(3)
	14,205	680,988	(4)	—	—
Lee M. Smith	11,505	551,550	(2)	6,250	299,625	(5)
	7,102	340,470	(4)	—	—
James K. Ciroli	20,674	991,112	(2)	—	—
Stephen V. Figliuolo	20,674	991,112	(2)	—	—
Reginald E. Davis	17,096	819,582	(2)	—	—
(1)The market value is calculated using our closing stock price on December 31, 2021 of $47.94.
(2)Represents time-based RSUs granted under the LTIP that vest ratably over a three year period upon the attainment of time related service conditions. These units are scheduled to vest as follows:

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Vesting Date	Mr. DiNello	Mr. Smith	Mr. Ciroli	Mr. Figliuolo	Mr. Davis
3/15/2022	2,557	1,278	—	—	—
3/19/2022	7,670	3,835	—	—	—
5/25/2022	—	—	2,799	2,799	2,659
6//2/2022	—	—	1,992	1,992	—
6/18/2022	—	—	3,501	3,501	—
3/15/2023	2,557	1,278	—	—	—
3/19/2023	5,113	2,557	—	—	—
5/25/2023	—	—	2,799	2,799	2,659
6/2/2023	—	—	3,985	3,985	—
8/3/2023	—	—	—	—	6,460
3/15/2024	5,114	2,557	—	—	—
5/25/2024	—	—	5,598	5,598	5,318

(3)Represents performance-based RSUs granted under the LTIP, the vesting of which is subject to the achievement of certain Company performance factors over a seven-quarter performance period with half of the shares vesting as of December 31, 2022 and the remaining portion vesting as of December 31, 2023, along with satisfaction of the requisite 2.5 year service period.
(4)Represents performance-based RSUs granted under the 2018 ExLTIP. The remaining portion of the award is pending the outcome of a quality review, that if met requires approval of the Compensation Committee.
(5)Represents performance-based RSUs granted under the LTIP, the vesting of which is subject to the achievement of certain Company performance factors over a seven-quarter performance period that ends December 31, 2023 and satisfaction of the requisite 2.5 year service period.

Stock Vested
The following table provides information regarding the vesting of stock awards for each of our NEOs during 2021.

	Stock Awards
Name	Number of Shares Acquired On Vesting	Value Realized On Vesting (1)
Alessandro P. DiNello	242,525	$11,620,432
Lee M. Smith	130,758	6,264,797
James K. Ciroli	34,677	1,632,155
Stephen V. Figliuolo	34,641	1,630,619
Reginald E. Davis	—	—
(1)The market value is calculated using the closing stock price on the vesting date.

CEO Pay Ratio
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to internal pay equity, our pay for performance philosophy, and a competitive pay structure.
The annual total compensation for fiscal year 2021 as reported in the Summary Compensation Table for our CEO was $4,476,497, including all RSUs awarded in 2021, and for the median employee was $64,709, calculated using the same methodology as used for our NEOs in the Summary Compensation Table. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2021 is 69 to 1.
The determination of the median employee included all active employees other than our CEO as of December 31, 2021, which excludes employees who were terminated during 2021. As of December 31, 2021, we directly employed 5,395 employees. For purposes of this determination, we included all compensation paid during 2021, comprised of cash compensation and non-cash taxable compensation (including taxable value of vested stock). Non-taxable items were excluded from this determination (including any unvested stock).

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Employment Agreements
Alessandro P. DiNello. Mr. DiNello joined the Company in 1979 and was named President and CEO in 2013. Mr. DiNello entered into an amended and restated employment agreement on May 21, 2019 ("Mr. DiNello's Agreement").
Mr. DiNello receives a salary of $1,000,000. In addition to his base salary, Mr. DiNello's Agreement specifies his participation in the AIP, LTIP, and 2018 ExLTIP as discussed in Elements of 2021 NEO Compensation.
Mr. DiNello is entitled to reimbursement for all reasonable and appropriate business expenses and to benefits and perquisites consistent with those provided to other senior executives, including company-paid supplemental life insurance and short- and long-term disability insurance. In addition, Mr. DiNello's Agreement provides for a monthly car allowance and club membership dues.
Mr. DiNello’s Agreement includes provisions regarding confidentiality, non-competition and non-solicitation. Mr. DiNello has agreed that during his employment and for a period of one year following termination for any reason, he shall not be employed by, perform any services for, or hold any ownership interest in any financial institution that is engaged in the Company’s lines of business, in any state where the Company is doing business. Additionally, Mr. DiNello has agreed, during his employment and for a period of one year following termination for any reason, not to: (1) hire, engage, or solicit to hire for employment any individuals actively employed by the Company; or (2) solicit the business of any entity within the United States who Mr. DiNello knows to be a customer of the Company.
Lee M. Smith. Mr. Smith joined the Company in 2013 as the Chief Operating Officer and in 2020 was named as President of Mortgage. Mr. Smith entered into an amended and restated employment agreement in 2019, which was updated on September 4, 2020 to reflect his new role.
Mr. Smith receives a salary of $750,000. In addition to his base salary, Mr. Smith's Agreement specifies his participation in the AIP, LTIP, and 2018 ExLTIP as discussed in Elements of 2021 NEO Compensation.
Mr. Smith is entitled to reimbursement for all reasonable and appropriate business expenses and to benefits and perquisites consistent with those as are regularly and generally provided to other senior executives, including company-paid supplemental life insurance and short- and long-term disability insurance. In addition, Mr. Smith's Agreement provides for a monthly car allowance and club membership dues.
Mr. Smith’s Agreement includes provisions regarding confidentiality, non-competition and non-solicitation. Mr. Smith has agreed that during his employment and for a period of one year following termination for any reason, he shall not be employed by, perform any services for, or hold any ownership interest in any financial institution that is engaged in the Company’s lines of business, in any state where the Company is doing business. Additionally, Mr. Smith has agreed, during his employment and for a period of one year following termination for any reason, not to: (1) hire, engage, or solicit to hire for employment any individuals actively employed by the Company; or (2) solicit the business of any entity within the United States who Mr. Smith knows to be a customer of the Company.
Potential Payments and Awards Upon Termination, Change in Control, Death or Disability, or Retirement
Our NEOs may be entitled to receive cash payments upon termination or change in control, depending upon the circumstances. In addition, certain equity awards vest immediately or are forfeited pursuant to their applicable employment agreements and the terms of their award agreements.
Messrs. DiNello and Smith's Employment Agreements allow for certain cash payments and acceleration of equity awards upon termination without cause or resignation for good reason, change in control with Qualifying Termination, or death or disability, as detailed below.
Termination by the Company without cause or resignation by the executive for good reason:
•Cash payment: Mr. DiNello is entitled to two times his base salary and two times the target AIP for the then-current year. Mr. Smith is entitled to a cash payment equal to his base salary and the target AIP for the then-current year.
•Health Insurance: Mr. DiNello is entitled to health insurance reimbursement until he and his spouse are eligible for coverage under Medicare. Mr. Smith is entitled to health insurance reimbursement for 12 months.

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•Stock-based compensation: For each of Mr. DiNello and Mr. Smith, all outstanding time-based stock awards become fully vested without restriction. All unvested performance-based awards will immediately vest at actual performance levels.
Change in control and termination or resignation for good reason in the period three months before or twelve months after the change in control ("Qualifying Termination"):
•Cash payment: Mr. DiNello is entitled to three times his base salary and three times the target AIP. Mr. Smith is entitled to two times his base salary and two times the target AIP.
•Health insurance: Mr. DiNello is entitled to health insurance reimbursement until he and his spouse are eligible for coverage under Medicare. Mr. Smith is entitled to health insurance reimbursement for 18 months after termination.
•Stock-based compensation: For each of Mr. DiNello and Mr. Smith, all outstanding time-based stock awards become fully vested without restriction. All unvested performance-based awards will immediately vest at target performance levels.
Mr. Ciroli, Mr. Figliuolo and Mr. Davis are parties to Change in Control Agreements with the Company and entitled to receive certain benefits upon a change in control and a Qualifying Termination.
•Cash payment: Mr. Ciroli, Mr. Figliuolo and Mr. Davis are entitled to two times their base salary and two times their target AIP.
•Health insurance: Mr. Ciroli, Mr. Figliuolo and Mr. Davis are entitled to health insurance reimbursement for up to 18 months or until executive and spouse are eligible for coverage under Medicare or a subsequent employer.
•Stock-based compensation: All LTIP awards become fully vested.
In addition, in the event of an NEO's death or disability:
•All time-based LTIP awards become fully vested without restrictions. All unvested performance-based awards will immediately vest at target performance levels.
•Eligible NEOs, including Mr. DiNello, Mr. Smith, Mr. Ciroli and Mr. Figliuolo, employed with us at the time of their death are entitled to a death benefit of two times their base salary in connection with their participation in our Bank Owned Life Insurance ("BOLI").

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The following table summarizes the amounts our NEOs would have realized in connection with a termination or a change in control, death or disability, or retirement, assuming the triggering event had occurred on December 31, 2021. The footnotes to the table provides important information and definitions regarding specific payment terms and conditions.

		Termination reason
Name		Termination without cause or for good reason ($)	Change in Control ($)	Change in Control with Qualifying Termination(3) ($)	Death or Disability(4) ($)	Retirement(2) ($)
Alessandro P. DiNello	Cash Payment	$5,000,000	$—	$7,500,000	$2,019,231	$—
	LTIP(1)	2,301,647	—	2,301,647	2,301,647	1,417,538
	2018 ExLTIP(1)	680,988	—	680,988	680,988	—
	Total Dollar Value	7,982,635	—	10,482,635	5,001,866	1,417,538
Lee M. Smith	Cash Payment	1,687,500		3,375,000	1,514,423	—
	LTIP(1)	851,175		851,175	851,175	—
	2018 ExLTIP(1)	340,470		340,470	340,470	—
	Continued Health Coverage	23,545		35,318		—
	Total Dollar Value	2,902,690	—	4,601,963	2,706,068	—
James K. Ciroli	Cash Payment			2,000,000	1,000,000	—
	LTIP(1)			991,112	991,112	—
	Continued Health Coverage			21,715		—
	Total Dollar Value	—	—	3,012,827	1,991,112	—
Stephen V. Figliuolo	Cash Payment			1,453,500	850,000	—
	LTIP(1)()			991,112	991,112	—
	Continued Health Coverage			26,090		—
	Total Dollar Value	—	—	2,470,702	1,841,112	—
Reginald E. Davis	Cash Payment			1,900,008
	LTIP(1)			819,582	819,582
	Continued Health Coverage			24,737
	Total Dollar Value	—	—	2,744,327	819,582	—
(1)Represents the value after acceleration of outstanding unvested RSUs based on our closing stock price on December 31, 2021 of $47.94.
(2)Retirement includes separation from both employment and service as a director at or after age 60 and 10 years of service.
(3)A qualifying termination is defined as a termination by the Company without cause or by the executive for good reason in the period from three months before or twelve months after a change in control, as defined by the 2016 Stock Plan.
(4)Includes death benefit under BOLI (not payable upon disability) as follows: Mr. DiNello - $2,000,000; Mr. Smith - $1,500,000; Mr. Ciroli - $1,000,000; and Mr. Figliuolo - $850,000.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during 2021 included Ms. Jordan and Messrs. Lewis, Nyberg, Ovenden and Treadwell. With the exception of Mr. Nyberg, who was an officer of the Bank from March 2014 to March 2015, none of the members of the Compensation Committee has at any time been an officer or employee of us or our subsidiaries. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled Certain Transactions and Business Relationships. No member of the Compensation Committee had any other relationship with us during 2021 requiring disclosure as a related party transaction. During 2021, none of our executive officers served as a member of another entity's compensation committee, one of whose executive officers served on our Compensation Committee or was a director of ours, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.

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SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

Shareholders who intend to present a proposal for action at the 2023 Annual Meeting of Shareholders (the "2023 Annual Meeting") and would like a copy of the proposal included in our proxy materials must forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Drive, Troy, Michigan, 48098. Any such proposal must be received by us not later than December 22, 2022. In order to be included in the proxy statement, such proposals must comply with the requirements set forth in Rule 14a-8 under the Exchange Act.

Under the Articles of Incorporation, if a shareholder intends to nominate a director nominee for election at the 2023 Annual Meeting, or to submit a proposal at such meeting other than pursuant to SEC Rule 14a-8, such shareholder must provide written notice of such nomination or proposal to our Secretary not fewer than 30 days nor more than 60 days prior to the date of the 2023 Annual Meeting.

Nothing in this section shall be deemed to require us to include in our proxy statement and proxy relating to the 2023 Annual Meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of the Articles of Incorporation can be obtained by written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.

OTHER MATTERS
The Board is not aware of any other business to be presented for action by the shareholders at the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, will be furnished without charge to persons who were shareholders as of the Record Date upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098. Additionally, our Annual Report on Form 10-K and all other reports that we file with the SEC are available on our website under the investor relations section at www.flagstar.com.

ADDITIONAL INFORMATION
The Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

We are subject to the informational requirements of the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and other information are filed by us electronically with the SEC and are available at the SEC's website, www.sec.gov.

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